Exhibit 10.2

LEASE

ICY MELLON LLC,

LANDLORD,

and

YUNHONG CTI LTD.,

TENANT

PREMISES:         22160 N. Pepper Road, Lake Barrington, Illinois

This LEASE is made as of this 23rd day of April, 2021, between ICY MELLON LLC, a Texas limited liability company (hereinafter, “Landlord”) and YUNHONG CTI LTD., an Illinois corporation, f/k/a CTI Industries Corporation (hereinafter, “Tenant”).

W I T N E S S E T H :

The parties hereto, for themselves, their successors and assigns, hereby covenant and agree as follows:

ARTICLE I.

Definitions

The terms defined in this Article shall, for all purposes of this Lease, and all agreements supplemental hereto, have the meanings specified herein, unless the context required otherwise.

“Additional Damages” shall have the meaning set forth in Article XX.

“Additional Rent” shall have the meaning set forth in Article III.

“Adequate assurance of future performance” shall have the meaning set forth in Article XIX.

“Base Rent” shall have the meaning set forth in Article III.

“Broker” shall have the meaning set forth in Article XXVIII.

“Building” shall have the meaning set forth in Article II.

“Contractor Indemnification and Insurance Requirements” shall have the meaning set forth in Section 7.05 and Exhibit A.

“Deficiency” shall have the meaning set forth in Article XX.

“Demised Premises” shall have the meaning set forth in Article II.

“Environmental Complaint” shall have the meaning set forth in Article IX.

“Environmental Laws” shall have the meaning set forth in Article IX.

“Events of Default” shall have the meaning set forth in Article XIX.

“Expiration Date” shall mean ten (10) years from the last day of the month preceding the month in which the Term Commencement Date occurs, if the Term Commencement Date is the first day of the month, or ten (10) years from the last day of the month in which the Term Commencement Date occurs, if the Term Commencement Date occurs on other than the first day of the month.

“Governmental Authority” shall mean the United States, the State in which the Premises are located, and any political subdivision thereof, and any agency, department, commission, board, bureau or instrumentality of any of them, and any regulatory body such as any entity authorized to issue a fire underwriters certificate for the Demised Premises, or requirements of the National Electrical Code, as adopted by the State of Illinois or any other law, rule or regulation.

“Hazardous Discharge” shall have the meaning set forth in Article IX.

“Hazardous Materials” shall have the meaning set forth in Article IX.

“Land” shall have the meaning set forth in Article II.

“Lease Month” shall mean any calendar month following the Term Commencement Date.

“Lease Year” shall mean any consecutive twelve (12) month period commencing on the Term Commencement Date, or any anniversary thereof, except that, if the Term Commencement Date is other than the first day of the month, the first Lease Year shall mean the period commencing on the Term Commencement Date and ending twelve (12) months from the last day of the month in which the Term Commencement Date occurs.

“Notice of Termination” shall have the meaning set forth in Article XIX.

“Permitted Use” shall have the meaning set forth in Section 5.01.

“Pre-taking Condition” shall have the same meaning as set forth in Section 16.03.

“Renewal Option” shall have the meaning set forth in Article XXX.

“Renewal Period” shall have the meaning set forth in Article XXX.

“Rent” shall have the meaning set forth in Article III.

“Requirement” shall mean any law, ordinance, order, rule or regulation, now existing or hereafter enacted, of a Governmental Authority, which imposes a duty or obligation on Landlord or Tenant or both of them.

“Rules and Regulations” shall have the meaning set forth in Article X.

“Superior Mortgage” shall have the meaning set forth in Article XVIII.

“Taking” shall have the meaning set forth in Section 16.01.

“Tax Year” shall have the meaning set forth in Article XV.

“Taxes” shall have the meaning set forth in Article XV.

“Tenant’s Changes” shall have the meaning set forth in Section 7.01.

“Tenant’s Notice” shall have the meaning set forth in Article XXIV.

“Term Commencement Date” shall be the Effective Date.

“Term” shall mean that period between the Term Commencement Date and the Expiration Date, or such earlier date(s) on which such term may expire or be cancelled or terminated pursuant to any of the conditions or covenants of this Lease or pursuant to law.

ARTICLE II.

Demise and Term

Section 2.01.    Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the building comprising approximately 60,849 square feet known as 22160 N. Pepper Road (hereinafter, the “Building”), situated upon a plot of land (hereinafter, the “Land”) in the Village of Lake Barrington, County of Lake and State of Illinois, as more particularly described on Schedule A attached hereto and made a part hereof, together with all fixtures, equipment, improvements, installations and appurtenances which at the commencement of or during the Term of this Lease are attached thereto (except items not deemed to be included therein and removable by Tenant as provided in Article VI hereof), which Building, Land, fixtures, equipment, improvements, installations and appurtenances are hereinafter sometimes called the “Demised Premises,” for a Term of ten (10) years to commence on the Term Commencement Date and to end on the Expiration Date, said Term, Term Commencement Date and Expiration Date being subject to the further provisions of this Lease, at the annual rental set forth in Article III hereof.

ARTICLE III.

Rent

Section 3.01.    Tenant shall pay to Landlord, at Landlord’s offices first listed above or at such other place as Landlord may designate from time to time, in cash, or by check or wire of Tenant, in advance on the first day of each month during the Term, without counterclaim, set-off or deduction whatsoever, annual fixed rent (the “Base Rent”), commencing on the Commencement Date, except that the first monthly installment of Base Rent shall be paid on the execution hereof. Notwithstanding the foregoing, if the Commencement Date shall fall other than on the first day of a month: (i) the Base Rent, prorated for the stub period beginning on the Commencement Date and ending on the last day of the month in which the Commencement Date falls, in the amount of $11,111.11, shall be due and payable July 23, 2021; and (ii) Base Rent for May, June and July, 2021, and the Security Deposit, shall be paid by Tenant to Landlord on the date hereof; and (ii) the next monthly installments of Base Rent shall be due and payable on August 1, 2021 and on the first (1st) day of each subsequent month during the Term. In addition, Tenant shall pay to Landlord during the Term, at the place and in the manner set forth above, Additional Rent as and when billed by Landlord therefor.

Section 3.02.    During the Term hereof Base Rent reserved under this Lease shall be and consist of:

Lease Year	Annual Base Rent	Monthly Base Rent
1	$500,000.00	$41,666.67
2	$515,000.00	$42,916.67
3	$530,450.00	$44,204.17
4	$546,363.50	$45,530.29
5	$562,754.41	$46,896.20
6	$579,637.04	$48,303.08
7	$597,026.15	$49,752.18
8	$614,936.93	$51,244.74
9	$633,385.04	$52,782.09
10	$652,386.59	$54,365.55

Section 3.03.    All other sums of money as shall become due and payable by Tenant under this Lease (hereinafter, “Additional Rent”), including, without limitation, those items specified in Articles VII, XV and XVIII of this Lease, all of which sums shall be payable as hereinafter provided, all to be paid to Landlord, as specified on the first page of this Lease. Base Rent and Additional Rent are also sometimes referred to herein, collectively, as “Rent”.

Section 3.04.    In the event any installment of Base Rent or Additional Rent required pursuant to the provisions of this Lease to be paid by Tenant is not paid when due, such installment shall bear interest at the rate of twelve percent (12%) per annum from the date said installment was due and payable, said interest to be deemed Additional Rent.

Section 3.05.    In order to cover the extra expense involved in handling delinquent payments, Tenant, at Landlord’s option, shall pay a late charge of five percent (5%) of any payment of Base or Additional Rent for each thirty-day period, or part thereof, during which said rent remains unpaid, provided payment is paid more than ten days after the due date thereof. It is understood and agreed that this charge is for additional expenses incurred by Landlord and shall not be considered interest. Said late charge is to be deemed Additional Rent.

Section 3.06.    In addition, Tenant shall pay upon demand by Landlord any attorney’s fees incurred by Landlord in connection with the imposition, collection or payment of any Base Rent, Additional Rent and/or said interest, said attorney’s fees to be deemed Additional Rent.

ARTICLE IV.

Occupancy

Section 4.01.    Tenant has inspected the Demised Premises and the Building and is thoroughly acquainted with their respective conditions and agrees to take same “as is” and acknowledges that the taking of possession of the Demised Premises by Tenant shall be conclusive evidence that the Demised Premises and the Building were in good and satisfactory condition at the time such possession was so taken.

ARTICLE V.

Use of the Demised Premises

Section 5.01.    Tenant shall use and occupy the Demised Premises for general industrial use (hereinafter the “Permitted Use”), and for no other purpose without the consent of Landlord, not to be unreasonably withheld, conditioned or delayed. Tenant acknowledges that Landlord has not made any representations as to whether the Demised Premises may be used for the specific use stated above pursuant to applicable building and zoning ordinances, rules and regulations.

Section 5.02.    Tenant shall not at any time use or occupy, or suffer or permit anyone to use or occupy, the Demised Premises, or do or permit anything to be done in the Demised Premises, (i) in violation of the Certificate of Compliance for the Demised Premises or for the Building, or (ii) in violation of any governmental requirements or requirements of the National Fire Protection Association pursuant to the National Electric Code, as adopted by the State of Illinois, or any other law, rule or regulation.

Section 5.03.    Tenant shall give prompt notice to Landlord of any notice it receives of the violation of any law or requirements of any public authority with respect to the Demised Premises or the use or occupation thereof. At all times during the Term, Tenant shall promptly comply with all present and future laws, orders and regulations of all state, federal, town, municipal and local governments, departments, commissions and boards or any direction of any public officer pursuant to law, and all orders, rules and regulations of the National Fire Protection Association pursuant to the National Electric Code, as adopted by the State of Illinois, or any similar body which shall impose any violation, order or duty upon Landlord or Tenant with respect to the Demised Premises (in which event Tenant shall effect such compliance at its sole cost and expense). Tenant shall pay all costs, expenses, fines, penalties or damages, which may be imposed upon Landlord by reason of Tenant’s failure to comply with the provisions of this Article, and if by reason of such failure the fire insurance rate shall, at the beginning of this Lease or at any time thereafter, be higher than it otherwise would be, then Tenant shall reimburse Landlord, as Additional Rent hereunder, for that portion of all fire insurance premiums thereafter paid by Landlord which shall have been charged because of such failure by Tenant, and shall make such reimbursement upon the first day of the month following such outlay by Landlord.

Section 5.04.    Tenant shall not place a load upon any floor of the Demised Premises exceeding the floor load per square foot area which said floor was designed to carry and which is allowed by law.

ARTICLE VI.

Repairs & Maintenance

Section 6.01.    Tenant shall take good care of and maintain the interior and exterior of the Demised Premises and the fixtures and appurtenances therein and, at Tenant’s sole cost and expense, make all structural and non-structural repairs thereto as and when needed to preserve said Demised Premises and fixtures in good working order.

Section 6.02.    All damage or injury to the Demised Premises or to any other part of the Building, or to its fixtures, equipment and appurtenances whether requiring structural or non-structural repairs, caused by or resulting from carelessness, omission, neglect or improper conduct of Tenant, Tenant’s servants, employees, invitees or licensees, shall be promptly repaired by Tenant in a first class and workmanlike manner, failing which such repairs may be made by Landlord at Tenant’s sole cost and expense. Tenant shall repair all damage to the Building and the Demised Premises caused by the moving of Tenant’s fixtures, furniture or equipment. All the aforesaid repairs shall be of the quality and class equal to the original work or construction.

Section 6.03.    Without limiting in any respect Tenant’s obligations set forth in Section 6.01, Tenant shall, during the Term hereof: (i) maintain the roof, exterior walls and steel frame, foundations and floors; (ii) maintain, operate and keep in good working order and repair the building electrical, plumbing, fire sprinkler, heating, ventilating and air-conditioning systems; (iii) replace any and all broken glass in or about the Demised Premises; (iv) keep the Demised Premises and the sidewalks adjoining the Land clean and in good condition, reasonably free of accumulations of dirt and litter; (v) neither encumber such sidewalks, nor allow the same to be obstructed or encumbered in any manner; (vi) make any and all repairs and/or replacements to the sidewalks, curbs, parking areas and driveways within the Demised Premises; (vii) keep the parking area properly paved and drained and in good order and repair, and keep designated parking spaces properly striped; (viii) commence, within a reasonable time after the end of a snowfall, to remove accumulated ice and snow from the parking area and diligently prosecute the same to completion so that, to the extent practicable, the parking area shall be reasonably free of snow and ice; and (ix) maintain the landscaped areas of the Demised Premises and the automatic lawn sprinkler systems, if any, servicing said areas.

Section 6.04.    Tenant shall contract with, at its own cost and expense, a reputable service contractor for the maintenance and repair of the heating, ventilating and air conditioning equipment servicing the Demised Premises, keep such contract in full force and effect during the Term hereof, and provide Landlord with copies of service or maintenance contracts entered into with such contractor.

Section 6.05.    All janitorial work at the Demised Premises shall be done at the cost and expense of Tenant. Tenant shall provide for its own trash, rubbish and garbage removal at its own cost and expense. All rubbish, trash and garbage shall at all times be kept in closed containers and otherwise in compliance with rules and regulations of governmental or municipal authorities having jurisdiction thereover.

Section 6.06.    If Tenant shall at any time fail to perform any act on its part to be performed under this Article, then Landlord may, after ten (10) days notice to Tenant (or without notice in case of emergency), but shall not be obligated to do so, and without further notice or demand upon Tenant and without waiving or releasing Tenant from any obligations hereunder, perform such act on Tenant’s part to be performed hereunder. All sums paid by Landlord pursuant to this Section 6.06 and all necessary incidental costs and expenses paid or incurred by Landlord in connection with the performance of any act by Landlord pursuant to this section, together with interest thereon from the date of the making of such expenditure by Landlord, shall constitute Additional Rent payable by Tenant.

Section 6.07.    Except as specifically provided in this Lease, there shall be no allowance to Tenant for a diminution of rental value and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord, Tenant or others making or failing to make any repairs, alterations, additions or improvements in or to any portion of the Building or the Demised Premises or in and to the fixtures, appurtenances or equipment thereof. The provisions of this Article with respect to the making of repairs shall not apply in the case of fire or other casualty which are dealt with in Article XVII hereof.

ARTICLE VII.

Alterations

Section 7.01.    Tenant shall make no changes and/or alterations in or to the Demised Premises, without Landlord’s prior written consent. All such changes and/or alterations which shall be permitted by Landlord (hereinafter, collectively “Tenant’s Changes”) shall be accomplished at Tenant’s expense by contractors approved by Landlord at a reasonable market price. All installations installed in the Demised Premises at any time shall, upon installation, become the property of Landlord and shall remain upon and be surrendered with the Demised Premises unless Landlord, by written notice to Tenant no later than twenty (20) days prior to the Expiration Date, elects to have them removed by Tenant, in which event the same shall be removed by Tenant at Tenant’s expense prior to the Expiration Date.

Section 7.02.    Nothing in this Article shall be construed to give Landlord title to or prevent Tenant’s removal of trade fixtures, moveable office furniture and equipment, but upon removal of any such equipment from the Demised Premises or upon removal of other installations as may be required by Landlord, Tenant shall immediately and at its expense, repair and restore the Demised Premises to the condition existing prior to such installation and shall repair any damage to the Demised Premises or the Building due to such removal. Notwithstanding the foregoing, Landlord shall have a valid and perfected lien against Tenant’s trade fixtures to secure any unpaid Base Rent or Additional Rent.

Section 7.03.    All property permitted or required to be removed by Tenant at the end of the Term, but which nonetheless remains in the Demised Premises after the end of the Term shall be deemed abandoned and may, at the election of Landlord, be either retained as Landlord’s property or removed from the Demised Premises by Landlord at Tenant’s expense.

Section 7.04.    Prior to commencing any Tenant’s Changes, Tenant shall, at Tenant’s sole cost and expense and in consultation with Landlord, its managing agent, architects and engineers, obtain all permits, approvals and certificates required by any governmental or quasi-governmental bodies and upon completion, certificates of final approval thereof, and shall promptly deliver duplicates of all such permits, approvals and certificates to Landlord. All Tenant’s Changes shall be performed in compliance with all applicable requirements of insurance bodies having jurisdiction over the Demised Premises, and in such manner as not to interfere with Landlord, or delay or impose any additional expense upon Landlord in the construction, maintenance or operation of the Building. Tenant, at its expense, and with due diligence and dispatch, shall procure the cancellation or discharge of all notices of violation or mechanic’s liens arising from or otherwise connected with Tenant’s Changes.

Section 7.05.    All work contracted by Tenant for Tenant’s Changes shall be pursuant to written contract incorporating the “Contractor Indemnification and Insurance Requirements” attached hereto as Exhibit A.  Prior to commencement of any work, Tenant shall, upon Landlord’s request, furnish to Landlord and, if requested by Landlord, Landlord’s mortgagee copies of such contracts together with certificates of insurance evidencing the coverages listed in said requirements. Additionally, Tenant agrees to provide Landlord with such completion and performance bonds as Landlord may reasonably require.

Section 7.06.    Landlord may require submission to it of plans and specifications in connection with granting or withholding its consent to any Tenant’s Changes. Prior to granting its consent to any such Tenant’s Changes, Landlord may impose such conditions as Landlord, in its reasonable discretion, may consider desirable.

Section 7.07.    In the event Landlord or its agents shall construct any Tenant’s Changes, Tenant shall pay to Landlord as Additional Rent a fee equal to the cost to Landlord for such work plus ten percent (10%) of said cost for Landlord’s overhead plus ten percent (10%) of said cost for Landlord’s profit.

Section 7.08.    In the event Tenant shall construct any Tenant’s Changes, Tenant shall pay to Landlord as Additional Rent an administrative fee equal to five percent (5%) of the cost of such work.

ARTICLE VIII.

Access to Demised Premises

Section 8.01.    Landlord or Landlord’s agents shall have the right to enter the Demised Premises in any emergency at any time, and, at other reasonable times, to examine the same and to make such repairs, replacements and improvements as Landlord may deem necessary and desirable to the Demised Premises or to any other portion of the Building or which Landlord may elect to perform following Tenant’s failure to make repairs or perform any work which Tenant is obligated to perform under this Lease, or for the purpose of complying with laws, regulations and other directions of governmental authorities. Tenant shall not be entitled to any abatement of rent while such work is in progress or to any damages by reason of loss or interruption of business or otherwise. Throughout the term hereof Landlord shall have the right to enter the Demised Premises at reasonable hours for the purpose of showing the same to prospective purchasers or mortgagees of the Building or others and during the last twelve (12) months of the term for the purpose of showing the same to prospective tenants. If Tenant is not present to open and permit an entry into the Demised Premises, Landlord or Landlord’s agents may enter the same whenever such entry may be necessary or permissible by master key or forcibly and, provided reasonable care is exercised to safeguard Tenant’s property, such entry shall not render Landlord or its agents liable therefor, nor in any event shall the obligations of Tenant hereunder be affected. During the last twelve (12) months of the term, Landlord or Landlord’s agents shall have the right to place signs in the front of the Demised Premises, or on any part thereof, offering the premises “For Rent” or “For Sale”, and Tenant hereby agrees to permit the same to remain thereon without hindrance or molestation.

ARTICLE IX.

Compliance with Environmental Laws

Section 9.01.    Tenant agrees that it shall, at its sole cost and expense, promptly comply with all federal, state and local laws, ordinances, rules, regulations and any requirements and any directive, order or governmental instruction issued under any of the foregoing, relating to health or safety, hazardous or toxic substances or wastes, or air, ground and water pollution, protection and/or preservation of the environment (hereinafter collectively referred to as “Environmental Laws”) applicable to the Demised Premises.

Section 9.02.    Without limiting the foregoing, Tenant agrees:

(a)    at its sole cost and expense to promptly discharge and remove any lien or encumbrance against the Demised Premises or the Building imposed by reason of Tenant’s failure to comply with any Environmental Law;

(b)    to defend, indemnify and hold Landlord harmless from and against any and all liabilities, penalties, losses, expenses, damages, costs, claims, causes of actions, judgments including, but not limited to, reasonable attorneys’ fees and other necessary expenses of litigation to the extent such costs are incurred as a result of the Tenant’s failure to comply with any provision of this Article IX.

Section 9.03.    Tenant shall supply Landlord and Landlord’s Mortgagee, if any, with all information available to Tenant relating to any alleged or actual violation of any Environmental Law as the Landlord or Landlord’s Mortgagee reasonably requests within ten (10) days of a written request for such information.

Section 9.04.    Tenant agrees that each and every provision of this Article shall survive the expiration or earlier termination of the Term of this Lease. The parties hereto expressly agree and acknowledge that the Landlord would not enter into this Lease but for the provisions of this Article and the survival thereof.

Section 9.05.    (1) If Tenant receives (a) any notice of the happening of a reportable event involving an emission, spill, release or discharge by Tenant into or upon (i) the air, (ii) soils or any improvements located thereon, (iii) surface water or ground water, or (iv) the sewer, septic system or waste treatment, storage or disposal system servicing the Demises Premises, of any toxic or hazardous substances or wastes (“Hazardous Materials”, which are intended to include any and all such material listed in any federal, state or local law, code and ordinance and all rules and regulations promulgated thereunder, as hazardous or potentially hazardous, and all such spills, emissions, releases or discharges thereof a “Hazardous Discharge”), or (b) any complaint, order, directive claim, citation or notice by or from any governmental authority or any other person or entity with respect to (i) a Hazardous Discharge by Tenant , (ii) the unlawful use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes by Tenant or (iii) such other environmental matters that materially adversely affect the Tenant, the Demised Premises, any improvements located thereon, or the business therein conducted (any of which is hereafter referred to as an “Environmental Complaint”), then Tenant shall give immediate written notice of same to Landlord, detailing all relevant facts and circumstances and only if and to the extent that the same was actually caused by Tenant as a result of a breach by it of its obligations hereunder, either (A) take such actions as may be required of it under any Environmental Law to clean up, remove, restore, resolve and/or mitigate the Hazardous Discharge or (B) defend against or otherwise respond to the Environmental Complaint in such manner as the Tenant deems appropriate or advisable.

(2) Without limitation of, but otherwise subject to, the foregoing, if the Tenant fails to respond to the Environmental Complaint or to the extent required by Environmental Law, fails to take such action as Tenant deems advisable or appropriate to remediate the Hazardous Discharge, Landlord shall have the option, but not the obligation, to undertake to do so, and all costs and expenses reasonably incurred by Landlord in the exercise of its rights in this regard shall be deemed to be Additional Rent hereunder and payable to Landlord upon demand.

Section 9.06.    Landlord makes no representations or warranties to Tenant with respect to Hazardous Discharge in, on, from or about the Demised Premises nor the presence of any Hazardous Materials currently in, on, under or about the Demised Premises, the Building or the Land. Landlord and Tenant hereby acknowledge that Landlord purchased the Demised Premises from Tenant, and that Tenant shall be responsible for the environmental condition of the Demised Premises, whether current or pre-existing.

ARTICLE X.

Rules and Regulations

Section 10.01.    Tenant shall observe strictly with the rules and regulations set forth in Exhibit B annexed hereto and such other and further reasonable rules and regulations as Landlord or Landlord’s agents may from time to time adopt (such rules and regulations as have been or may hereafter be adopted or amended are hereinafter the “Rules and Regulations”).

ARTICLE XI.

Right to Perform

Section 11.01.    If Tenant shall default in the observance or performance of any obligation of Tenant under this Lease, then, unless otherwise provided elsewhere hereunder, Landlord may immediately or at any time thereafter without notice perform such obligation of Tenant without thereby waiving such default. If Landlord, in connection therewith incurs any costs including, but not limited to, attorneys’ fees in instituting, prosecuting or defending any action or proceeding, such costs with interest at the rate of twelve percent (12%) per annum, shall be deemed to be Additional Rent hereunder and shall be paid by Tenant to Landlord within five (5) days of rendition of any bill or statement to Tenant therefor.

ARTICLE XII.

Liability of Landlord

Section 12.01.    Landlord or its employees, agents or managing agents shall not be liable for any damages or injury to property of Tenant or of any other person, including property entrusted to employees of Landlord, nor loss of or damage to any property of Tenant by theft or otherwise, nor for any injury or damage to persons or property resulting from any cause whatsoever arising from the acts or neglect of any Tenant, occupant, invitee or licensee of the Building, nor for any consequential damages or loss of business suffered by Tenant, or from any other cause whatsoever, unless caused by the unlawful act or omission of Landlord, nor shall Landlord or its agents, employees, or managing agents be liable for any such damage caused by other persons in, upon or about the Building, or caused by operations in construction of any private, public or quasi-public work; nor shall Landlord be liable for any latent defect in the Demised Premises or in the Building. Notwithstanding the foregoing, in no event shall Landlord be liable for any loss or damage for which Tenant has, or is required hereunder to carry, insurance.

ARTICLE XIII.

Utilities

Section 13.01.    Tenant shall contract directly and shall pay for all charges for or costs of electricity (including heating, if the Demised Premises or any part thereof are serviced by electric heating), gas, water, and fuel oil, if any, for the Demised Premises. Tenant shall execute in its own name all account cards or applications required for the installation of electric or gas service, if any, or the provision of such service or services to the Demised Premises. In addition, Tenant shall pay overhead fire sprinkler charges, if any, or any other charge or cost imposed by any governmental body or subdivision, in connection with the maintenance, occupation, or use of the Demised Premises. Tenant shall further be responsible for the installation and maintenance of its telephone, data and office equipment and lines. Landlord shall not be liable to Tenant for any interruption in or curtailment of any utility service, nor shall any such interruption or curtailment constitute a constructive eviction or grounds for rental abatement in whole or in part hereunder.

ARTICLE XIV.

Insurance

Section 14.01.    During the term of this Lease, Tenant shall pay to Landlord annually, as Additional Rent, the premiums for the first Lease Year for the following types of insurance, if any, maintained by Landlord: (i) Insurance against loss or damage by fire (and against such other risks as would be covered by “All-Risk” insurance; (ii) Boiler insurance on any steam boiler, pressure vessel and pressure piping; (iii) Rental insurance insuring Landlord against any termination or cessation of any rentals or additional rentals by reason of perils covered by any insurance contracts referred to in this Lease; (iv) Flood insurance, if and as required by any Fee Mortgagee; and (v) Commercial General Liability Insurance and Excess Liability (Umbrella) Insurance against all claims, demands or actions for personal injury to or death of any one person in amounts arising from, related to, or in any way connected with the conduct and operation of the Building, the Land or the Demised Premises in amounts reasonably determined by Landlord. All losses shall be adjusted with the insurance companies by Landlord and shall be paid to Landlord or as directed by Landlord. Tenant shall pay the premiums for such insurance within thirty (30) days after bills therefor are mailed to Tenant.

Section 14.02.    Tenant shall maintain with responsible companies which are A rated or better in Best’s Insurance Guide and approved by Landlord:

(a)    Commercial General Liability Insurance, against all claims, demands or actions for personal injury to or death of any one person in an amount of not less than $1,000,000.00 and for injury to or death of more than one person in any one accident or occurrence to the limit of not less than $2,000,000.00 and for damage to property in an amount of not less than $1,000,000.00 made by or on behalf of any person, arising from, related to, or in any way connected with the conduct and operation of Tenant’s use of or occupancy of the Premises, or caused by actions or omissions to act, where there is a duty to act, of Tenant, its agents, servants and contractors, which insurance shall name Landlord, its managing and leasing agents, mortgagee, if any, and any other designees as additional insureds. The CGL policy shall be at least as broad and shall not, by endorsement or otherwise, modify or limit the coverage the most recently issued Insurance Services Office (“ISO”) form of Commercial General Liability policy, the consequence of which limitation or modification would have the effect of eliminating or reducing coverage for the indemnity obligations under this Lease, including without limitation, modification of the definition of an “insured contract”, independent contractors, gravity related injuries and injuries sustained by an employee of an insured or any additional insured;

(b)    property insurance against hazards covered by an all risk coverage insurance policy (including fire, extended coverage, vandalism, malicious mischief and sprinkler leakage) as Landlord may reasonably, from time to time, require, covering all fixtures and equipment, stock in trade, furniture, furnishings, improvements or betterments installed or made by Tenant in, on or about the Premises to the extent of at least 100% of their replacement value, without deduction for depreciation, but in any event in an amount sufficient to prevent Tenant from becoming a co-insurer under provisions of applicable policies; and

(c)    workers compensation insurance, as required by the laws of the state of Illinois, covering all persons employed by Tenant or in connection with any work performed by Tenant.

(d)    All of Tenant’s insurance shall be in form satisfactory to Landlord and shall provide that it shall not be subject to cancellation, termination or change except after at least thirty (30) days prior written notice to Landlord. All policies required pursuant to this Section or duly executed certificates for the same shall be deposited with Landlord not less than 10 days prior to the day Tenant is expected to take occupancy and upon renewals of said policies not less than 15 days prior to the expiration of the term of such coverage. All such policies or certificates shall be delivered with satisfactory evidence of the payment of the premium therefor.

Section 14.03.    Notwithstanding anything to the contrary contained in this Lease, Landlord and Tenant shall each look first to any insurance in its favor before making any claim against the other party for recovery for loss or damage resulting from fire or other casualty, and to the extent that such insurance is in force and collectible and to the extent permitted by law, Landlord and Tenant each hereby releases and waives all right of recovery against the other or anyone claiming through or under each of them by way of subrogation or otherwise. The foregoing release and waiver shall be in force only if both releasors’ insurance policies contain a clause providing that such a release or waiver shall not invalidate the insurance. If, and to the extent that, such waiver can be obtained only by the payment of additional premiums, then the party benefiting from the waiver shall pay such additional premium within ten (10) days after written demand or shall be deemed to have agreed that the party obtaining insurance coverage shall be free of any further obligation under the provisions hereof with respect to waiver of claims. If the waiver cannot be obtained from either Landlord’s carrier or Tenant’s carrier, then neither party shall be constrained to choose a different carrier to obtain insurance (or, in the alternative, if a different carrier is required, then the party requiring the waiver shall pay the difference in premium from the initial carrier selected to the carrier required to be designated). However, in no event shall any party be required to select an excess or non-licensed carrier in the State of Illinois or one that has a rating less than AAA Best rating.

Section 14.04.    If, due to Tenant’s use or occupancy, or abandonment, of the Demised Premises, or Tenant’s failure to occupy the Demised Premises as herein provided, any insurance carrier shall threaten the cancellation of any insurance, Tenant shall promptly remedy such condition. In the event Tenant shall fail to do so, Landlord may enter the premises and correct any such condition at Tenant’s cost and expense, and any such cost and expense shall be Additional Rent payable by Tenant. If, due to Tenant’s use or occupancy, or abandonment, of the Demised Premises, or Tenant’s failure to occupy the Demised Premises as herein provided, any insurance shall be cancelled by the insurance carrier, then, in any of such events Tenant shall indemnify and hold Landlord harmless against any loss which would have been covered by such insurance.

ARTICLE XV.

Real Estate Taxes

Section 15.01.    Tenant shall pay to Landlord as Additional Rent the Taxes pursuant to the further provisions of this Article XV.

Section 15.02.    For the purposes of this Article, the term “Taxes” shall include the sum of all real estate taxes, leasehold taxes, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property, assessments, special assessments, water and sewer rents and each and every installment thereof which shall or may during the Term of this Lease be levied, assessed, imposed, become due and payable, or liens upon or arising in connection with the use, occupancy or possession of or grow out of, or for the Building and/or the Land, or any part thereof as if the Building and Land were the sole asset of Landlord. If at any time during the Term of this Lease the methods of taxation prevailing at the execution of this Lease shall be altered so that in lieu of or as a substitute for the whole or any part of the taxes, assessments, levies, impositions or charges now levied, assessed or imposed on real estate or the improvements thereon there shall be levied, assessed or imposed (i) a tax, assessment, levy, imposition or charge wholly or partially payable as a capital levy or otherwise on the rents received therefrom, or (ii) a tax, assessment, levy, imposition or charge measured by or based in whole or in part upon the Demised Premises and imposed upon Landlord, or (iii) a license fee or charge measured by the rents payable by Tenant to Landlord, or (iv) a license fee or charge measured by the rent receivable by Landlord for the Building or any portion thereof and/or the Land or any other building or other improvements constructed on the Land, or (v) a tax, license fee or charge imposed on Landlord which is otherwise measured by or based in whole or in part, upon the Building or any portion thereof and/or the Land or any other building or other improvements constructed on the Land, or (vi) any other tax or levy imposed in lieu of or as a substitute for Taxes which are levied, assessed or imposed as of the date of this Lease, then in any such event, the same shall be included in the computation of Taxes hereunder. A tax bill or copy thereof shall be conclusive evidence of the amount of Taxes or installments thereof.

Section 15.03.    Landlord shall render to Tenant a statement of the Taxes, and such Taxes shall be paid, as Additional Rent, within ten (10) days after rendition thereof. A tax bill or copy thereof submitted by Landlord to Tenant shall be conclusive evidence of the amount of Taxes. Additional rent under this Article shall be apportioned during the first and last years of the Term.

Section 15.04.    If at any time during the Term the holder of any superior mortgage requires the establishment of an escrow account for the payment of Taxes, Tenant shall, at the election of Landlord, pay to Landlord, within five (5) days after receipt of notice of Landlord’s election provided herein, the amount of Landlord’s initial deposit into such escrow account and thereafter, commencing on the first day of the month after receipt said notice, the amount required by the superior mortgagee to be deposited monthly into such account. Such monthly escrow payments shall be subject to adjustments as required by the superior mortgagee. The payments provided herein shall be in lieu of the payments provided for in Section 15.03.

Section 15.05.    Only Landlord shall be eligible to institute proceedings to reduce the assessed valuation of the Land or the Building. In the event Landlord shall obtain a tax refund as a result of any such reduction proceedings, then, provided Tenant is not then in default under the terms of this Lease, and after all applicable grace periods have expired, and after the final conclusion of all appeals or other remedies, Tenant shall be entitled to the net refund obtained. As used herein, the term “net refund” means the refund plus interest, if any, thereon, paid by the governmental authority less appraisal, engineering, expert testimony, attorney, printing and filing fees and all other Landlord costs and expenses of the proceeding, including an administrative fee to Landlord equal to eight (8%) per cent of the tax refund. Tenant shall pay to Landlord all appraisal, engineering, expert testimony, printing and filing fees and all other reasonable costs and expenses of the proceeding incurred by Landlord in the event said proceeding does not result in any net refund. Notwithstanding anything contained to the contrary herein, Tenant shall not be entitled to any refund in excess of Taxes paid by Tenant hereunder.

Section 15.06.    Landlord’s failure during the Term of this Lease to submit tax bills or copies thereof to Tenant, or Landlord’s failure to make demand under this Article or under any other provision of this Lease shall not in any way be deemed a waiver of, or cause Landlord to forfeit or surrender, its rights to collect any items of Additional Rent which may have become due pursuant to this Article during the term of this Lease. Tenant’s liability for the Additional Rent due under this Article shall survive the expiration or sooner termination of this Lease.

Section 15.07.    In no event shall any adjustment of the Taxes payable hereunder result in a decrease in Base Rent or Additional Rent payable pursuant to any other provision of this Lease, it being agreed that the payment of Additional Rent under this Article is an obligation supplemental and in addition to Tenant’s obligation to pay Base Rent.

ARTICLE XVI.

Condemnation

Section 16.01.    If the whole or majority of the Building shall be taken for any public or quasi-public use by any lawful power or authority by exercise of the right of condemnation or of eminent domain, or by agreement between Landlord and those having the authority to exercise such right (hereinafter called “Taking”), the term of this Lease and all rights of Tenant hereunder, except as hereinafter provided, shall cease and expire as of the date of vesting of title as a result of the Taking, and the Base Rent and Additional Rent payable under this Lease shall abate from and following the date on which the Taking occurs.

Section 16.02.    In the event of a Taking of less than the whole, but more than 20%, of the area of the Building, or a portion of the parking area in excess of 25% thereof, the term of this Lease and all rights of Tenant hereunder, except as hereinafter provided, shall cease and expire as of the date of vesting of title as a result of the Taking, and the Base Rent and Additional Rent payable under this Lease shall abate from and following the date on which the Taking occurs. Notwithstanding the provisions of this Section 16.02, in the event Landlord elects to replace that portion of the parking area taken in excess of 25% thereof on that portion of the Land not taken, or on adjoining property, and such replacement can be effected so as not to interfere materially with Tenant’s occupancy of the Demised Premises, this Lease shall continue in full force and effect. In the event that Landlord elects, and is able, to replace that portion of the Building taken in excess of 20% thereof, by extending that portion of the Building remaining after the Taking, this Lease will remain in full force and effect, and the abatement provision set forth in Section 16.03, below, shall apply.

Section 16.03.    In the event of a Taking of less than 20% of the area of the Building, or a portion of the parking area equal to or less than 25% thereof, this Lease shall cease and expire in respect only of the portion of the Building and/or parking area taken upon vesting of title as a result of the Taking and, (i) the new Base Rent payable under this Lease shall be the product of the total Base Rent payable under this Lease multiplied by a fraction, the numerator of which is the square foot area of the Building remaining after the taking, and the denominator of which is the square foot area of the Building immediately preceding the Taking, and (ii) the net award for the Taking shall be paid to and first used by Landlord (subject to the rights of any mortgagee and/or fee owner) to restore the portion of the Demised Premises and the Building remaining after the Taking to substantially the same condition and tenantability (hereinafter called “Pre-taking Condition”) as existed immediately preceding the date of the Taking. Notwithstanding the foregoing, if the Taking results in the portion of the Demised Premises remaining after the Taking being inadequate, in the reasonable judgment of either party for the efficient, economical operation of Tenant’s business conducted at such time in the Demised Premises, either party may elect to terminate this Lease by giving notice to the other of such election not more than thirty (30) days after the actual Taking by the condemning authority stating the date of termination, which date shall be not more than thirty (30) days after the date of such notice to such party, and upon said date, this Lease and the term hereof shall cease and expire.

Section 16.04.    In the event of a Taking of less than the whole of the Demised Premises which occurs during the period of one year next preceding the termination date of this Lease, Landlord may elect to terminate this Lease by giving notice to Tenant of such election, not more than thirty (30) days after the actual Taking by the condemning authority, stating the date of termination, which date of termination shall be no more than thirty (30) days after the date on which such notice of termination is given and upon the date specified in such notice, this Lease and the term hereof shall cease. On or before such termination date, Tenant shall vacate the Demised Premises, and any of Tenant’s property remaining in the Demised Premises subsequent to such termination date shall be deemed abandoned by Tenant and shall become the property of Landlord.

Section 16.05.    In the event of a Taking of the Demised Premises or any part thereof, and whether or not this Lease is terminated, Tenant shall have no claim against Landlord or the condemning authority for the value of the unexpired term of this Lease. Tenant agrees that in any condemnation proceeding, (a) Tenant may make a separate claim only for the value of Tenant’s fixtures, equipment and moving expenses and (b) Tenant shall promptly cooperate with Landlord, at no cost to Tenant, in executing such documents, releases, waivers and/or consents required by the condemning authority confirming Landlord’s rights to any award (or any advance payment respecting same) pursuant to this Section 6.05.

ARTICLE XVII.

Damage by Fire or Other Cause

Section 17.01.    Tenant shall give prompt notice to Landlord in case of fire or other damage to the Demised Premises or the Building.

Section 17.02.    If the Demised Premises or the Building shall be damaged by fire or other casualty, Landlord, at Landlord’s expense, shall repair such damage. However, Landlord shall have no obligation to repair any damage to, or to replace, Tenant’s personal property or any other property or effects of Tenant. If the Demised Premises shall be rendered untenantable by reason of any such damage, the Base Rent only shall abate for the period from the date of such damage to the date when such damage shall have been substantially repaired, and if only a part of the Demised Premises shall be so rendered untenantable, the Base Rent shall abate for such period in the proportion which the Rentable Area of the Demised Premises so rendered untenantable bears to the total Rentable Area of the Demised Premises. However, if, prior to the date when all of such damage shall have been repaired, any part of the Demised Premises so damaged shall be rendered tenantable and shall be used or occupied by Tenant or other persons claiming through or under Tenant, then the amount by which the Base Rent shall abate shall be equitably apportioned for the period from the date of any such use or occupancy to the date when all such damage shall have been repaired.

Section 17.03.    Notwithstanding the foregoing provisions of this Article, if prior to or during the term of this Lease,  the Building shall be so damaged by fire or other casualty that, in Landlord’s opinion, substantial alteration, demolition, or reconstruction of the Building shall be required, then, in such event, Landlord at Landlord’s option, may give to Tenant, within ninety (90) days after such fire or other casualty, a five (5) days’ written notice of termination of this Lease and, in the event such notice is given, this Lease and the Term shall come to an end and expire (whether or not said Term shall have commenced) upon the expiration of said five (5) days with the same effect as if the date of expiration of said five (5) days were the Expiration Date, and the Base Rent and Additional Rent shall be apportioned as of such date and any prepaid portion for any period after such date shall be refunded by Landlord to Tenant.

Section 17.04.    If this Lease shall not be terminated as provided in Section 17.03 hereof, Landlord shall, at its expense, to the extent of the net insurance recovery, repair or restore the Demised Premises with reasonable diligence and dispatch, substantially to the condition immediately prior to the casualty except that Landlord shall not be required to repair or restore any of Tenant’s leasehold improvements or betterments, furniture, furnishings, decorations or any other installations made at Tenant’s expense. All insurance proceeds payable to Tenant for such items shall be held in trust by Tenant and upon the completion by Landlord of repair or restoration, Tenant shall prepare the Premises for occupancy by Tenant in the manner obtaining immediately prior to the damage or destruction in accordance with plans and specifications approved by Landlord.

Section 17.05.    In no event shall Landlord be liable to Tenant for any consequential damages to or loss of business suffered by Tenant by reason of any damages or casualty, regardless of fault, and apart from the apportionment of rent required under Section 17.02 in the event a portion of the Demised Premises is rendered untenantable, Tenant’s sole recourse for any damages shall be against Tenant’s insurance company, regardless of fault, and Tenant waives on its own behalf and on behalf of any insurer, any claim therefor against Landlord.

ARTICLE XVIII.

Subordination, Attornment, Notice to Lessors and Mortgagees

Section 18.01.    This Lease, and all rights of Tenant hereunder, are and shall be subject and subordinate in all respects to all mortgages and building loan agreements, which may now or hereafter affect the Demised Premises, whether or not such mortgages shall also cover other lands and/or buildings, to each and every advance made or hereafter to be made under such mortgages, and to all renewals, modifications, replacements and extensions of such mortgages and spreaders, consolidations and correlations of such mortgages. The provisions of this Article shall be self-operative and no further instrument of subordination shall be required.

Section 18.02.    In confirmation of such subordination, Tenant shall promptly execute and deliver, at its own cost and expense, any instrument, in recordable form if requested by Landlord, that Landlord, the holder of any such mortgage or any of their respective successors in interest may request to evidence such subordination, and Tenant hereby constitutes and appoints Landlord its attorney-in-fact to execute any such instrument for and on behalf of Tenant. Any mortgage to which this Lease is, at the time referred to, subject and subordinate is sometimes hereinafter called “Superior Mortgage”.

Section 18.03.    Any cancellation, surrender, or amendment of this Lease or pre-payment of Base Rent or Additional Rent more than one month in advance of the due date of any such payment, without the prior written consent of the holder of any Superior Mortgage shall be voidable by such holder of a Superior Mortgage.

Section 18.04.    In the event of the sale of the Building in a foreclosure of any superior mortgage or the exercise by the holder of any such mortgage of any other remedies at law or pursuant to the terms of said mortgage and provided that this Lease has not been terminated pursuant to said foreclosure or the exercise of such other remedies, Tenant shall, upon the written request of the holder of such mortgage or the purchaser of the Building at such foreclosure or any person succeeding to the interest of the holder of such mortgage, attorn to such holder, purchaser or successor in interest, as the case may be, without change in the terms and conditions of this Lease. Tenant acknowledges and agrees that if any holder of a superior mortgage or successor in title shall succeed to the interest of Landlord under this Lease, the holder of such mortgage shall assume (only while owner of and in possession or control of the Building of which the Demised Premises are a part) and perform all of Landlord’s obligations under this Lease, but shall not be (i) liable for any act or omission of any prior landlord (including Landlord), (ii) liable for the return of any security deposit, (iii) subject to any , claim or defense which the Tenant may have against any Landlord other than itself; (iv) bound by any payment of Base Rent or Additional Rent that Tenant might have paid to any Landlord other than itself for other than the current payment or installment thereof; or (v) bound by any assignment or modification of this Lease made without its express written consent. Tenant shall not look to the holder of a superior mortgage or successor in title to the Demised Premises, in connection with the return of or accountability with respect to any security deposit required by Landlord, unless said sums have actually been received by such holder of a superior mortgage or successor in interest. Any reference to the holder of a superior mortgage hereinabove shall also include any of their respective successors in interest.

Section 18.05.    If, in connection with the procurement, continuation or renewal of any financing for which the Land and/or the Building represents collateral in whole or in part, an institutional lender shall request reasonable modifications of this Lease as a condition of such financing, Tenant will not withhold its consent thereto, provided that such modifications do not materially increase the obligations of Tenant under this Lease or materially and adversely affect any rights of Tenant under this Lease.

Section 18.06.    If, in connection with the procurement, continuation or renewal of any financing for which the Land and/or the Building represents collateral in whole or in part, or in connection with the sale of the Demised Premises, an institutional lender or a prospective purchaser requests Tenant’s financial statements, Tenant shall furnish the same, either to Landlord or directly to the requesting party.

Section 18.07.    This Lease, and all rights of Tenant hereunder, are and shall be subject and subordinate in all respects to all utility and drainage easements, which may now or hereafter affect the Demised Premises, and to all renewals, modifications, replacements and extensions of easements, provided such easements do not unreasonably interfere with Tenant’s use or enjoyment of the Demised Premises. The provisions of this Article shall be self-operative and no further instrument of subordination shall be required.

ARTICLE XIX.

Defaults

Section 19.01.    This Lease and the term and estate hereby granted are subject to the limitations that upon the occurrence, at any time prior to or during the Term, of any one or more of the following events (referred to as “Events of Default”):

(a)    if Tenant shall default in the payment when due of any installment of Base Rent or Additional Rent and such default shall continue for a period of five (5) days after written notice thereof is given by Landlord; or

(b)    if Tenant shall default in the observance or performance of any term, covenant or condition of this Lease on Tenant’s part to be observed or performed (other than the payment of Fixed Rent and Additional Rent) and Tenant shall fail to remedy such default within thirty (30) days after notice by Landlord to Tenant of such default, or if such default is of such a nature that it will not subject Landlord to criminal liability but cannot be completely remedied within said period of thirty (30) days and Tenant shall not commence within said period of thirty (30) days, or shall not thereafter diligently prosecute to completion all steps necessary to remedy such default; or

(c)    if Tenant’s interest in this Lease shall devolve upon or pass to any person, whether by operation of law or otherwise, except as may be expressly permitted under Article XXIV hereof; or

(d)    if Tenant shall fail to take possession of the Demised Premises within fifteen (15) days after the Term Commencement Date; or

(e)    if the Demised Premises shall become vacant or deserted; or

(f)    if any execution or attachment shall be issued against Tenant; or

(g)    if Tenant shall file a voluntary petition in bankruptcy or insolvency, or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act or any other present or future applicable federal, state or other statute or law, or shall make an assignment for the benefit of creditors or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of all or any part of Tenant’s property; or

(h)    if, within sixty (60) days after the commencement of any proceeding against Tenant, whether by the filing of a petition or otherwise, seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act or any other present or future applicable federal, state or other statute or law, such proceeding shall not have been dismissed, or if, within sixty (60) days after the appointment of any trustee, receiver or liquidator of Tenant, or of all or any part of Tenant’s property, without the consent or acquiescence of Tenant, such appointment shall not have been vacated or otherwise discharged, or if any execution or attachment shall be issued against Tenant or any of Tenant’s property pursuant to which the Premises shall be taken or occupied or attempted to be taken or occupied;

then, in any of said cases, at any time prior to or during the Term, of any one or more of such Events of Default, Landlord, at any time thereafter, at Landlord’s option, may give to Tenant a three (3) days’ notice of termination of this Lease (“Notice of Termination”) and, in the event such notice is given, this Lease and the Term shall come to an end and expire (whether or not the Term shall have commenced) upon the expiration of said three (3) days with the same effect as if the date of expiration of said three (3) days were the Expiration Date, but Tenant shall remain liable for damages as provided in Article XX hereof.

Section 19.02.    If Tenant becomes the subject debtor in a case pending under the Bankruptcy Code, Landlord’s right to terminate this Lease pursuant to this Article shall be subject to the rights of Tenant or the Trustee to assume or assign this Lease. Tenant or the Trustee shall not have the right to assume or assign this Lease unless Tenant or the Trustee, within thirty (30) days of the Event of Bankruptcy (a) cures all defaults under this Lease, (b) compensates Landlord for monetary damages incurred as a result of such default, (c) provides “adequate assurance of future performance” and (d) complies with all provisions of this Section 19.02.

(a)    Landlord and Tenant hereby agree in advance that the phrase “adequate assurance of future performance”, as used in this Section 19.02, includes adequate assurance (a) of the source of Rent and other consideration due under this Lease, and, in the case of an assignment, that the financial condition and operating performance of the proposed assignee and its guarantors, if any, shall be similar to the financial condition and operating performance of Tenant and its guarantors, if any, as of the time Tenant became Tenant under this Lease; and (b) that any assumption or assignment of this Lease is subject to all the provisions hereof, and will not breach any such provisions contained in any other lease or financing agreement.

(b)    If Tenant is unable (a) to cure its defaults, (b) to reimburse Landlord for its monetary damages, (c) to pay when due the Rent due under this Lease, or any other payments required of Tenant under this Lease or (d) to meet the criteria and obligations imposed by Section 19.02 (a), then Tenant agrees in advance that it has not met its burden to provide adequate assurance of future performance, and this Lease may be terminated by Landlord in accordance with Section 19.01 above.

Section 19.03.    For the purposes of this Article, any notice required to be given by Landlord under the provisions of this Article may be given by either Landlord or by Landlord’s managing agent or attorneys.

ARTICLE XX.

Remedies & Damages

Section 20.01.    If an Event of Default shall occur, or if any execution or attachment shall be issued against Tenant or any of Tenant’s property whereupon the Premises shall be taken or occupied or attempted to be taken or occupied by someone other than Tenant, or if this Lease and the Term shall expire and come to an end as provided in Article XIX:

(a)    Landlord and its agents and servants may immediately, or at any time after such default or after the date upon which this Lease and the Term shall expire and come to an end, re-enter the Premises or any part thereof, either by summary proceedings, or by any other applicable action or proceeding, (without being liable to indictment, prosecution or damages therefor), and may repossess the Premises and dispossess Tenant and any other persons from the Premises and remove any and all of their property and effects from the Premises; and

(b)    Landlord, at Landlord’s option, may relet the whole or any part or parts of the Premises from time to time, either in the name of Landlord or otherwise, to such tenant or tenants, for such term or terms ending before, on or after the Expiration Date, at such rental or rentals and upon such other conditions, which may include concessions and free rent periods, as Landlord, in its sole discretion, may determine. Landlord shall have no obligation to relet the Premises or any part thereof and shall in no event be liable for refusal or failure to relet the Premises or any part thereof, or, in the event of any such reletting, for refusal or failure to collect any rent due upon any such reletting, and no such refusal or failure shall operate to relieve Tenant of any liability under this Lease or otherwise to affect any such liability; Landlord, at Landlord’s option, may make such repairs, replacements, alterations, additions, improvements, decorations and other physical changes in and to the Premises as Landlord, in its sole discretion, considers advisable or necessary in connection with any such reletting or proposed reletting, without relieving Tenant of any liability under this Lease or otherwise affecting any such liability.

(c)    Tenant hereby waives the service of any notice of intention to re-enter or to institute legal proceedings to that end which may otherwise be required to be given under any present or future law. Tenant, on its own behalf and on behalf of all persons claiming through or under Tenant, including all creditors, does further hereby waive any and all rights which Tenant and all such persons might otherwise have under any present or future law to redeem the Premises, or to re-enter or repossess the Premises, or to restore the operation of this Lease, after (i) Tenant shall have been dispossessed by a judgment or by warrant of any court or judge, or (ii) any re-entry by Landlord, or (iii) any expiration or termination of this Lease and the Term, whether such dispossess, re-entry, expiration or termination shall be by operation of law or pursuant to the provisions of this Lease. The words “re-enter”, “re-entry” and “re-entered” as used in this Lease shall not be deemed to be restricted to their technical legal meanings. In the event of a breach or threatened breach by Tenant, or any persons claiming through or under Tenant, of any term, covenant or condition of this Lease on Tenant’s part to be observed or performed, Landlord shall have the right to enjoin such breach and the right to invoke any other remedy allowed by law or in equity as if re-entry, summary proceedings and other special remedies were not provided in this Lease for such breach. The right to invoke the remedies hereinbefore set forth are cumulative and shall not preclude Landlord from invoking any other remedy allowed at law or in equity.

Section 20.02.    If this Lease and the Term shall expire and come to an end as provided in Article XIX, or by or under any summary proceeding or any other action or proceeding, or if Landlord shall re-enter the Premises as provided in Section 20.01, or by or under any summary proceeding or any other action or proceeding, then, in any of said events:

(a)    Tenant shall pay to Landlord (i) all Base Rent, Additional Rent and other charges payable under this Lease by Tenant to Landlord to the date upon which this Lease and the Term shall have expired and come to an end or to the date of re-entry upon the Premises by Landlord, as the case may be; and (ii) all Base Rent and Additional Rent that would have been payable by Tenant to Landlord for any period during which Landlord shall have given to Tenant any abatement of Base Rent and/or Additional Rent pursuant to the provisions of this Lease.

(b)    Tenant also shall be liable for and shall pay to Landlord, as damages, any deficiency (referred to as “Deficiency”) between the Base Rent and Additional Rent reserved in this Lease for the period which otherwise would have constituted the unexpired portion of the Term and the net amount, if any, of rents collected under any reletting effected pursuant to the provisions of Section 20.01 (b) for any part of such period (first deducting from the rents collected under any such reletting all of Landlord’s reasonable expenses in connection with the termination of this Lease, or Landlord’s reentry upon the Premises and with such reletting including all repossession costs, brokerage commissions, reasonable legal expenses, disbursements, alteration costs and other expenses of preparing the Premises for such reletting). Any such Deficiency shall be paid in monthly installments by Tenant on the days specified in this Lease for payment of installments of Rent. Landlord shall be entitled to recover from Tenant each monthly Deficiency as the same shall arise, and no suit to collect the amount of the Deficiency for any month shall prejudice Landlord’s right to collect the Deficiency for any subsequent month by a similar proceeding.

(c)    Tenant shall in no event be entitled to any rents collected or payable under any reletting, whether or not such rents shall exceed the Rent reserved in this Lease. Solely for the purposes of this Article, the term “Base Rent” and “Additional Rent” as used in Subsection 20.02 shall mean the Rent in effect immediately prior to the date upon which this Lease and the Term shall have expired and come to an end, or the date of re-entry upon the Premises by Landlord, as the case may be. Nothing contained in Article XIX or this Article shall be deemed to limit or preclude the recovery by Landlord from Tenant of the maximum amount allowed to be obtained as damages by any statute or rule of law, or of any sums or damages to which Landlord may be entitled in addition to the damages set forth in this Article.

(d)     Any damage or loss of Rent sustained by Landlord may be recovered by Landlord, at Landlord’s option, at the time of the reletting, or in separate actions, from time to time, as said damage shall have been made more easily ascertainable by successive relettings, or in a single proceeding deferred until the Expiration Date (in which event Tenant hereby agrees that the cause of action shall not be deemed to have accrued until the Expiration Date).

Section 20.03.    It is stipulated and agreed that in the event of the termination of this Lease pursuant to the provisions of this Article, Landlord shall forthwith, notwithstanding any other provisions of this Article or of this Lease to the contrary, be entitled (in addition to all other rights and remedies at law or in equity or elsewhere provided in this Lease) to recover from Tenant as and for liquidated damages an amount equal to the excess of (a) the sum of (i) Base Rent for the unexpired portion of the Term of this Lease plus (ii) that Base Rent and Additional Rent payable by Tenant to Landlord for any period during which Landlord shall have given to Tenant any abatement of Base Rent and/or Additional Rent pursuant to the provisions of this Lease, over (b) the fair market rental value of the Demised Premises, if lower than the rent reserved, at the time of termination, for the unexpired portion of the Term of this Lease, discounted at the rate of four percent (4%) per annum to present worth. Nothing contained herein shall limit or prejudice the right of Landlord to prove for and obtain as liquidated damages by reason of such termination an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved, whether or not such amount be greater, equal to, or less than the amount of the difference referred to above. In determining the fair market rental value of the Demised Premises, the rent realized by any arms-length re-letting, if re-letting be accomplished by Landlord within such a reasonable time after the termination of this Lease, shall be deemed, prima facie evidence of the fair market rental value.

Section 20.04.    Tenant hereby agrees to pay, as Additional Rent, all reasonable attorneys’ fees and disbursements (and all other court costs or expenses of legal proceedings) which Landlord may incur or pay out by reason of, or in connection with:

(a)    any action or proceeding by Landlord to terminate this Lease in which Landlord is successful;

(b)    any other action or proceeding by Landlord against Tenant (including, but not limited to, any arbitration proceeding) arising out of any default by Tenant in the observance or performance of any obligation under this Lease (including, but not limited to, matters involving payment of Base Rent and Additional Rent, Alterations and subletting or assignment), in which Landlord is the prevailing party;

(c)    any action or proceeding brought by Tenant against Landlord (or any officer, member, partner or employee of Landlord) in which Landlord is the prevailing party; and

(d)    any other appearance by Landlord (or any officer, member, partner or employee of Landlord) as a witness or otherwise in any action or proceeding whatsoever involving or affecting Tenant or this Lease, but specifically excluding any action or proceeding relating to Landlord’s ownership or operation of the Premises.

Section 20.05.    Tenant’s obligations under Sections 20.03 and 20.04 shall survive the expiration of the Term hereof or any earlier termination of this Lease. This provision is intended to supplement (and not to limit) other provisions of this Lease pertaining to indemnities and/or attorneys’ fees.

Section 20.06.    Anything herein contained to the contrary notwithstanding, and in addition to the damages and remedies hereinbefore and hereinafter set forth, at any time after the Term shall have expired and come to an end or Landlord shall have re-entered the Premises, as the case may be, Landlord shall also be entitled to recover from Tenant, and Tenant shall pay to Landlord, a sum equal to the amounts paid to Broker pursuant to Article XXVIII (the “Additional Damages”). The amount of the Additional Damages shall be reduced by 1/[No. of Months in Term] for each month after the Commencement Date that Tenant has paid Base Rent hereunder.

ARTICLE XXI.

No Waivers by Landlord

Section 21.01.    Except as otherwise provided in this Lease, no act or thing done by Landlord or its agents during the term hereof shall constitute an eviction by Landlord, nor shall same be deemed an acceptance of a surrender of the Demised Premises, and no agreement to accept such surrender shall be valid unless in writing signed by Landlord. The delivery of keys to an employee of Landlord or of its agents shall not operate as a termination of this Lease or a surrender of the Demised Premises.

Section 21.02.    The failure of Landlord to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease, or to insist upon the strict performance by Tenant or any other Tenant, of the Rules and Regulations annexed hereto or hereafter adopted by Landlord shall not prevent a subsequent act or omission which would have originally constituted a violation, from having all the force and effect of an original violation.

Section 21.03.    The receipt by Landlord of rent with knowledge of breach of any covenant of this Lease shall not be deemed a waiver of such breach.

Section 21.04.    No payment by Tenant or receipt by Landlord of a lesser amount than the Base Rent and Additional Rent shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without any prejudice to Landlord’s right to recover the balance or pursue any other remedy provided in this Lease.

Section 21.05.    In the event that Tenant is in arrears in payment of Rent or Additional Rent, Tenant waives Tenant’s right, if any, to designate the items against which any payments made by Tenant are to be credited, and Tenant agrees that Landlord may apply any payments made by Tenant to any items it sees fit, irrespective of and notwithstanding any designation or request by Tenant as to the items against which any such payments shall be credited.

ARTICLE XXII.

Waivers by Tenant

Section 22.01.    Tenant, for itself, and on behalf of any and all persons claiming through or under it, including creditors of all kinds, does hereby waive and surrender all rights and privileges which they or any of them might have under or by reason of any present or future law, to redeem the Demised Premises or to have a continuance of this Lease for the term hereby demised after having-been dispossessed or ejected therefrom by process of law or after the termination of this Lease as provided herein.

Section 22.02.    In the event Landlord commences any summary proceeding (whether for non‐payment of rent, or for Tenant’s holding-over, or otherwise), or an ejectment action to recover possession of the Demised Premises, or other action for non-payment of rent, or for a breach of any of the covenants and conditions hereunder, Tenant covenants and agrees that it will not interpose any counterclaim or set-off in any such action or proceeding, or seek by consolidation or otherwise to interpose any counterclaim or set-off unless the failure to assert same would constitute a waiver of such counterclaim or set-off by Tenant and Landlord fails to waive the right to assert such waiver in writing. To the extent permitted by applicable law, Tenant hereby waives trial by jury and agrees that Tenant will not interpose any counterclaim or set-off of whatsoever nature or description in any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, or Tenant’s use or occupancy of the Demised Premises, any claim of injury or damage, any claim of failure to provide services, or any emergency or other statutory remedy with respect thereto. Any claim that Tenant may have against Landlord shall be separately prosecuted and Tenant waives a trial by jury relative thereto. The provisions of this Article shall survive the breach or termination of this Lease.

Section 22.03.    In the event Tenant claims or asserts that Landlord has violated or failed to perform a covenant of Landlord not to unreasonably withhold or delay Landlord’s consent or approval, or in any case where Landlord’s reasonableness in exercising its judgment is in issue, Tenant’s sole remedy shall be an action for specific performance, declaratory judgment or injunction and in no event shall Tenant be entitled to any money damages for a breach of such covenant and in no event shall Tenant claim or assert any claims in any money damages in any action or by way of set off, defense or counterclaim and Tenant hereby specifically waives the right to any money damages or other remedies.

ARTICLE XXIII.

Covenant of Quiet Enjoyment

Section 23.01.    Landlord covenants that upon Tenant’s paying the Base Rent and Additional Rent and other sums due under this Lease and observing and performing all of the terms, conditions, rules and covenants herein on its part to be observed and performed, Tenant may peaceably and quietly enjoy the Demised Premises, subject, nevertheless, to the terms and conditions of this Lease and any ground leases, or other leases, mortgages and instruments to which this Lease is subordinate pursuant to the provisions hereof, including any and all extensions and modifications of all of the foregoing.

ARTICLE XXIV.

Assignment and Subletting

Section 24.01.    Tenant shall not assign, mortgage or encumber this Lease, its interest hereunder or the estate granted hereby, nor sublet or suffer or permit the Demised Premises or any part thereof to be used by others, without the prior written consent of Landlord in each instance, which consent shall not be unreasonably withheld or delayed. Any assignment of this Lease or any sublease of all or a portion of the Demised Premises made in violation of this Article XXIV shall be deemed null and void.

Section 24.02.    If Tenant should assign its interest in this Lease, or if all or any part of the Demised Premises be sublet or occupied by anybody other than Tenant, Landlord may, after default by Tenant, collect rent from the assignee, subtenant or occupant, as the case may be, and apply the net amount collected to the rent herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of this covenant, or the acceptance of the assignee, subtenant or occupant as Tenant, or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant contained herein. The consent by Landlord to any assignment or subletting shall not in any way be construed (i) to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or subletting or (ii) release Tenant from any of its obligations under this Lease, including the payment of rent. In no event shall any permitted subtenant assign or encumber its sublease or further sublet all or any portion of its sublet space, or otherwise suffer or permit the sublet space or any part thereof to be used or occupied by others, without Landlord’s prior written consent in each instance.

Section 24.03.    If Tenant shall desire to assign this Lease, or to sublet the Demised Premises or any part thereof, it shall no later than thirty (30) days prior to the proposed effective date of the assignment or sublet, submit to Landlord a written request for Landlord’s consent to such assignment or subletting, which request shall contain the following information: (i) the name and address of the proposed assignee or subtenant; (ii) the terms and conditions of the proposed assignment or subletting; (iii) the nature and character of the business of the proposed assignee or subtenant and its proposed use of the Demised Premises; and (iv) current financial information regarding the proposed assignee or subtenant and any other information Landlord may reasonably request (“Tenant’s Notice”). Landlord may, by notice to such effect given to Tenant within fifteen (15) days after either the receipt of Tenant’s request for consent or the receipt of such further information as Landlord may request pursuant to Section 24.03 above, whichever is later, terminate this Lease on a date to be specified in said notice (hereinafter, the “Termination Date”), which date shall be not earlier than one (1) day before the effective date of the proposed assignment or subletting nor later than sixty-one (61) days after said effective date. Tenant shall then vacate and surrender the Demised Premises on or before the Termination Date and the Term of this Lease shall end on the Termination Date as if that were the Expiration Date. Landlord shall be free to, and shall have no liability to Tenant if Landlord should, lease all or any part of the Demised Premises to Tenant’s prospective assignee or subtenant.

Section 24.04.    If Landlord shall not exercise its, option to terminate this Lease pursuant to Section 24.03 above, then Landlord shall be free to either consent or withhold its consent, in its sole and absolute discretion, to the proposed assignment or subletting referred to in Tenant’s Notice. In no event, however, will Landlord give its consent thereto unless the following further conditions shall be fulfilled:

(a)    Tenant shall not then be in default hereunder beyond the time herein provided, if any, to cure such default;

(b)    The proposed assignee or subtenant shall have a financial standing to support the obligations to be incurred under such assignment or sublease;

(c)    Landlord does not or in Landlord’s reasonable judgment will not have, within six (6) months after the date of said Tenant’s notice, suitable space available for the proposed subtenant or assignee in any other building owned by Landlord in the vicinity of the Building, the proposed assignee or subtenant shall not then be a tenant, subtenant or assignee in any other building owned by Landlord in the vicinity of the Building, nor shall the proposed assignee or subtenant be a person or entity with whom Landlord is then negotiating to lease space in any other building owned by Landlord in the vicinity of the Building;

(d)    Tenant shall reimburse Landlord on demand for any costs that may be incurred by Landlord in connection with said assignment or sublease, including, without limitation, the costs of making investigations as to the acceptability of the proposed assignee or subtenant, and legal costs incurred in connection with the granting of any requested consent;

(e)    The form of the proposed sublease shall be in a form reasonably satisfactory to Landlord and shall comply with the applicable provisions of this Article;

(f)    In Landlord’s reasonable judgment the proposed assignee or subtenant is engaged in a business and the Demised Premises, or the relevant part thereof, will be used in a manner which (i) is consistent with the then standards of the Building, and (ii) is limited to the use expressly permitted under this lease;

(g)    Tenant shall have complied with the provisions of Section 24.03 and Landlord shall not have exercised its option to terminate under said Section 24.03 within the time permitted therefor.

Section 24.05.    Every subletting hereunder is subject to the express condition, and by accepting a sublease hereunder each subtenant shall be conclusively deemed to have agreed, that if this Lease should be terminated prior to the Expiration Date or if Landlord should succeed to Tenant’s estate in the Demised Premises, then at Landlord’s election the subtenant shall either surrender the Demised Premises to Landlord within sixty (60) days of Landlord’s request therefor, or attorn to and recognize Landlord as the subtenant’s landlord under the sublease and the subtenant shall promptly execute and deliver any instrument Landlord may request to evidence such attornment. Nothing contained herein to the contrary shall be deemed a waiver by Landlord to collect any Rent or Additional Rent due hereunder from the Subtenant.

Section 24.06.    Notwithstanding any assignment and assumption by the assignee of all or any part of the obligations of Tenant hereunder, Tenant herein named, and each immediate or remote successor in interest of Tenant named herein, shall remain liable jointly and severally (as a primary obligor) with its assignee and all subsequent assignees for the performance of Tenant’s obligations hereunder, and, without limiting the generality of the foregoing, shall remain liable to Landlord for all acts and omissions on the part of any assignee subsequent to it in violation of any of the obligations of this Lease.

Section 24.07.    Notwithstanding anything to the contrary contained in this Lease, no assignment of Tenant’s interest in this Lease shall be binding upon Landlord unless the assignee shall execute and deliver to Landlord an agreement, whereby such assignee agrees unconditionally to be bound by and to perform all of the obligations of Tenant hereunder and further expressly agrees that notwithstanding such assignment the provisions of this Article shall continue to be binding upon such assignee with respect to all future assignments and transfers. A failure or refusal of such assignee to execute or deliver such an agreement shall not release the assignee from its liability for the obligations of Tenant hereunder assumed by acceptance of the assignment of this Lease.

Section 24.08.    If Tenant shall sublet the Demised Premises to anyone for rents which for any period shall exceed the Base Rent and Additional Rent payable under this Lease for the same period (computed on a pro-rata per rentable square foot basis), Tenant shall pay Landlord, as Additional Rent hereunder, the amount of any rents, additional charges or other consideration payable under the sublease to Tenant by the subtenant which is in excess of the Base Rent and Additional Rent accruing during the term of the sublease in respect of the Demised Premises pursuant to the terms hereof (computed on a pro-rata per rentable square foot basis). The sums payable under Section 24.08 shall be paid to Landlord as Additional Rent as and when payable by the subtenant to Tenant.

Section 24.09.    Any transfer, by operation of law or otherwise, of Tenant’s interest in this Lease (in whole or in part) or of a thirty percent (30%) or greater interest in Tenant (whether stock, partnership interest, membership interest, or otherwise) shall be deemed an assignment of this Lease within the meaning of this Article, and, as such, shall be subject to Landlord’s rights under this Article. If there has been a previous transfer of less than a thirty percent (30%) interest in Tenant, then any simultaneous or subsequent transfer of an interest in Tenant which, when added to the total percentage interest previously transferred, totals a transfer of greater than a thirty percent (30%) interest in Tenant, shall be deemed an assignment of Tenant’s interest in this Lease within the meaning of this Article. Notwithstanding anything contained to the contrary herein, if Tenant merges with or is purchased by a company that is otherwise acceptable to Landlord, Landlord will not unreasonably withhold or delay its consent under the provisions of this Article XXIV.

ARTICLE XXV.

Surrender of Premises

Section 25.01.    Upon expiration or other termination of the Term of this Lease, Tenant shall (i) quit and surrender to Landlord the Demised Premises vacant, broom clean, in good order and condition, normal wear and tear excepted, and (ii) remove all its property therefrom, except as otherwise expressly provided in this Lease. Tenant’s obligation to observe or perform this covenant shall survive the expiration or other termination of the Term of this Lease. If the last day of the Term of this Lease falls on a Sunday, this Lease shall expire at noon on the preceding Saturday, unless it be a legal holiday, in which case it shall expire at noon on the previous business day.

Section 25.02.    Tenant acknowledges that possession of the Demised Premises must be surrendered to Landlord at the expiration or sooner termination of the Term of this Lease. Tenant agrees to indemnify and save Landlord harmless against all costs, claims, loss or liability resulting from delay by Tenant in so surrendering the Demised Premises, including, without limitation, any claims made by any succeeding tenant founded on such delay. The parties recognize and agree that the damage to Landlord resulting from any failure by Tenant to timely surrender possession of the Demised Premises as aforesaid will be extremely substantial, will exceed the amount of the Base Rent and Additional Rent theretofore payable hereunder, and will be impossible to accurately measure. Tenant therefore agrees that if possession of the Demised Premises is not surrendered to Landlord within 24 hours after the date of the expiration or sooner termination of the Term of this Lease, then Tenant shall pay to Landlord for each month and for each portion of any month during which Tenant holds over in the Demised Premises after the expiration or sooner termination of the Term of this Lease, a sum equal to one and a half (1.5) times the aggregate of that portion of the Base Rent and Additional Rent which was payable under this Lease during the last month of the term hereof. Tenant further agrees and acknowledges that Landlord’s acceptance of any such payment shall not create any tenancy, whether a tenancy from month to month or otherwise. Nothing contained herein shall be deemed to permit Tenant to retain possession of the Demised Premises after expiration of the Term of this Lease and the provisions of this Article shall survive the expiration or sooner termination of the Term of this Lease.

ARTICLE XXVI.

Security

Section 26.01.    Tenant has deposited with Landlord the sum of $41,666.67 (one (1) month’s Base Rent) as security for the faithful performance and observance by Tenant of the terms, provisions and conditions of this Lease. It is agreed that in the event Tenant defaults in respect of any of the terms, provisions and conditions of this Lease, including, but not limited to, the payment of Base Rent and Additional Rent, Landlord may use, apply or retain the whole or any part of the security so deposited to the extent required for the payment of any Base Rent and Additional Rent or any other sum as to which Tenant is in default or for any sum which Landlord may expend or may be required to expend by reason of Tenant’s default in respect of any of the terms, covenants and conditions of this Lease. In the event Landlord applies or retains any portion or all of the security deposited, Tenant shall forthwith restore the amount so applied or retained. The amount required to restore the security deposit as provided shall be considered Additional Rent for all purposes under this Lease. Landlord has no obligation to place Tenant’s security deposit in an interest bearing account and, by reason thereof, Tenant is not entitled to any interest thereon.

Section 26.02.    In the event that Tenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this Lease, the security shall be returned to Tenant within sixty (60) days after the date fixed as the end of the Lease and after delivery of the entire possession of the Demised Premises to Landlord. In the event of a sale of the Building or a master leasing of the Building, Landlord shall have the right to transfer the security to the vendee, or master lessee. Landlord shall thereupon be released by Tenant from all liability for the return of such security, and Tenant agrees to look to the new landlord solely for the return of said security. It is agreed that the provisions hereof shall apply to every transfer or assignment made of the security to a new landlord. Tenant further covenants that it will not assign or encumber or attempt to assign or encumber the monies deposited herein as security and that neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

ARTICLE XXVII.

Signs

Section 27.01.    Landlord hereby grants Tenant permission to place and maintain such sign and or signs as Tenant, in its discretion, shall determine, provided that Tenant shall apply for and obtain, at its own cost and expense, all required permits, licenses and/or variances in connection therewith. Notwithstanding the foregoing, Tenant shall not attach any such sign to the Building without the prior written consent of Landlord, which consent shall not be unreasonably withheld. In no event shall Tenant place or affix any sign to the roof of the Building. If Landlord elects to remove any sign not approved by Landlord or otherwise placed by Tenant in violation of the terms of this Article, Tenant shall, upon five (5) days’ notice from Landlord, pay Landlord all costs and expenses, together with interest, for the removal and restoration of same. In the event that in performing any maintenance or repairs required of Landlord pursuant to the terms hereof, Landlord deems it necessary to remove any of Tenant’s signs, Landlord shall have the right so to remove such sign or signs, provided that the same be removed and replaced, at Landlord’s expense, upon completion of such maintenance or repairs.

ARTICLE XXVIII.

Brokerage

Section 28.01.    Tenant represents that it has dealt with no broker in connection with this Lease and Tenant hereby agrees to indemnify and hold Landlord harmless of and from any and all losses, costs, damages or expense (including, without limitation, attorneys’ fees and disbursements) incurred by Landlord by reason of any claim of or liability to any other broker who claims to have dealt with Tenant in connection with this Lease.

ARTICLE XXIX.

Exculpation

Section 29.01.    Notwithstanding anything to the contrary contained herein, Tenant shall look solely to the interest of Landlord in the Building for the satisfaction of any of Tenant’s remedies with regard to the payment of money or otherwise, and no other property or assets of Landlord shall be subject to levy, execution or other enforcement procedures for the satisfaction of Tenant’s remedies or with respect to this Lease, the relationship of Landlord and Tenant hereunder or Tenant’s use or occupancy of the Demised Premises, such exculpation of personal liability to be absolute.

ARTICLE XXX.

Effect of Conveyance by Landlord

Section 30.01.    Tenant agrees that from and following a transfer by Landlord of its interest in the Building, by sale, lease or otherwise, Tenant shall look solely to Landlord’s successor (and such successor’s interest in this Building) for satisfaction of Landlord’s liabilities hereunder.

ARTICLE XXXI.

Estoppel Certificate

Section 31.01.    Tenant shall, without charge, at any time and from time to time hereafter, within ten (10) business days after request by Landlord, certify by a written instrument duly executed and acknowledged to any mortgagee or purchaser of the Building, or proposed mortgagee or proposed purchaser, or any other person, firm or corporation specified by Landlord, as to the validity and force and effect of this Lease in accordance with its terms as then constituted, the Term Commencement Date and Expiration Date of the Lease, the existence of any default on the part of any party thereunder, the existence of any offsets, counterclaims or defenses thereto on the part of Tenant, and any other matters which may reasonably requested by Landlord or such mortgagee or purchaser.

Section 31.02.    It is agreed by the parties hereto that the certificate referenced in Section 31.01 hereof may be relied upon by anyone with whom the party requesting such certificate may be dealing.

Section 31.03.    In the event that Tenant shall fail to comply with the provisions hereunder, Tenant appoints Landlord its attorney-in-fact to execute any such certificate on Tenants’ behalf.

ARTICLE XXXII.

Notices

Section 32.01.    Any notice, statement, demand or other communication required or permitted to be given, rendered or made by either party to the other pursuant to the terms of this Contract or pursuant to any applicable law or requirement of any public authority shall be in writing and shall be deemed to have been properly given, rendered or made by (a) delivery by hand, (b) overnight courier, or (c) certified mail, return receipt requested, addressed as appropriate, if to Landlord, at the address listed above, with a copy to:

7324 Southwest Fwy., Suite 608

Houston, TX 77074

Attention: Alex Feng

Email: chaofeng1107@gmail.com

with a copy to:

David M. Curry, Esq.

Farrell Fritz, P.C.

400 RXR Plaza

Uniondale, New York 11556

dcurry@farrellfritz.com

and to Tenant, at the address listed above, with a copy to:

22160 N. Pepper Road

Lake Barrington, Illinois

Attn: Jana Schwan

with a copy to:

Josh Bashioum, Esq.

Levenstein Pearlstein LLC

2 N. LaSalle Street, Suite 1300

Chicago, Illinois 60602

jbashioum@lplegal.com

Any such notice, if (x) delivered by hand, shall be deemed to have been given, rendered or made when actually delivered by hand, (y) sent by overnight courier, shall be deemed given, rendered or made upon actual receipt, or (z) sent by certified mail, return receipt requested, shall be deemed given, rendered or made as of three (3) days from the postmark of such notice. Either party may, by notice as aforesaid, designate a different address or addresses for notices, statements, demands or other communications intended for it. The attorneys for the respective parties hereto may transmit or receive any notice hereunder on behalf of their respective clients.

ARTICLE XXXIII.

Arbitration

Section 33.01.    Either party to this Lease may elect, in the manner hereinafter provided, to have any dispute determinable by arbitration pursuant to the provisions of this Lease submitted to arbitration. Such election shall be exercised by either party giving the other party a notice requesting such arbitration, which notice shall specify the nature of the dispute and the identity of the arbitrator chosen by said party.

Section 33.02.    Within fifteen (15) days after the service of the notice specified in Section 35.01 hereof, the other party shall give written notice to the first party specifying the identity of its arbitrator. If the second party fails to notify the first party of the appointment of its arbitrator within said period, the appointment of the second arbitrator shall be made in the same manner as hereinafter provided for the appointment of a third arbitrator. The arbitrators so chosen shall meet within ten (10) days after the second arbitrator is appointed; and if, within thirty (30) days after the second arbitrator is appointed, the said two arbitrators shall not agree upon the question in dispute, they shall themselves appoint a third arbitrator, who shall be a competent and impartial person; and in the event of their being unable to agree upon such appointment within ten (10) days after the time aforesaid, the third arbitrator shall be selected by the parties themselves, if they can agree thereon within a further period of fifteen (15) days. If the parties do not so agree, then either party, on behalf of both, may request such appointment by the American Arbitration Association, in accordance with its rules then prevailing. The decision of the arbitrators so chosen shall be given within a period of sixty (60) days after the appointment of such third arbitrator. The decision in which any two arbitrators so appointed and acting hereunder concur shall be binding upon the parties. Each party shall pay the fees and expenses of the arbitrator appointed by such party, or in whose stead, as above provided, such arbitrator was appointed; and the fees and expenses of the third arbitrator, if any, shall be borne equally by both parties. The arbitration shall be conducted by, pursuant to, and under the auspices of the American Arbitration Association and shall take place in Lake County, Illinois.

ARTICLE XXXIV.

Indemnification of Landlord

Section 34.01.    To the fullest extent permitted by law, Tenant shall indemnify and save Landlord and its employees, agents (including, but not limited to managing agents) harmless from and against (i) any and all claims against Landlord of whatever nature arising from any act, omission or negligence of Tenant, its contractors, licensees, subtenants, agents, servants, employees, invitees or visitors, (ii) all claims against Landlord arising from any accident, injury or damage whatsoever caused to any person or to the property of any person and occurring during the term of this Lease in or about the Demised Premises, (iii) all claims against Landlord arising from any accident, injury or damage occurring outside of the Demised Premises but anywhere within or about the Building where such accident, injury or damage results or is claimed to have resulted from an act or omission of Tenant or Tenant’s agents, employees, subtenants, invitees or visitors, and (iv) any breach, violation or non-performance of any covenant, condition or agreement in this Lease set forth and contained on the part of Tenant to be fulfilled, kept, observed and performed. This indemnity and hold harmless agreement shall include indemnity from and against any and all liability, fines, suits, demands, costs and expenses of any kind or nature incurred in or in connection with any such claim or proceeding brought thereon (including, without limitation, attorneys’ fees), and the defense thereof.

ARTICLE XXXV.

Miscellaneous

Section 35.01.    Entire Agreement; Modification. This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated herein, and no representation, promise, inducement or statement of intention relating to the transactions contemplated by this Agreement has been made by any party which is not set forth in this Agreement. This Agreement shall not be modified or amended except by an instrument in writing signed by or on behalf of the parties hereto.

Section 35.02.    Successors and Assigns. The covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of the parties hereto and their respective heirs, distributees, executors, administrators, successors and, except as provided herein, their assigns.

Section 35.03.    Partial Invalidity. If any term or provision of this Lease or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

Section 35.04.    Captions. The captions of Articles in this Lease are inserted only as a matter of convenience and for reference and they in no way define, limit or describe the scope of this Lease or the intent of any provisions hereof.

Section 35.05.    Recording. Tenant shall not record this Lease without the prior written consent of Landlord. Tenant, upon request by Landlord, shall join in the execution of a memorandum of this Lease, which memorandum may be recorded by Landlord.

Section 35.06.    Consent of Mortgagee. This Lease is offered to Tenant for signature with the understanding that it shall not be binding upon Landlord unless and until the Lease is approved by the holder of any superior mortgage.

Section 35.07.    Full Execution. This Lease is offered to Tenant for signature with the understanding that it shall not be binding upon Landlord unless and until Landlord shall have executed and delivered a fully executed copy of this Lease to Tenant.

Section 35.08.    Tenant shall not at any time prior to or during the Term of this Lease, either directly or indirectly, use any contractors, laborers or materials the use of which would create any conflicts with other contractors and/or laborers employed by Tenant or Landlord in the construction, maintenance or operation of the Demised Premises or the Building. All work performed by or on behalf of Tenant shall be done in a workmanlike manner using building standard material.

Section 35.09.    Governing Law. This Lease shall be construed and enforced in accordance with the laws of the State of Illinois.

ARTICLE XXXVI.

Renewal Option / Extended Term

Section 36.01.    Provided Tenant shall not be in default pursuant to the terms of this Lease at the time of Tenant’s exercise of the renewal option set forth in this section, Tenant shall have the right to renew this Lease for two (2) terms of ten (10) years each (each an “Extended Term”), commencing immediately upon the Expiration Date, or the last day of the first Extended Term (the “First Extension Term Expiration Date”), as applicable, by giving to Landlord written notice of its election to so exercise said option to renew no later than six (6) months prior to the Expiration Date or First Extension Term Expiration Date, as applicable, and further provided, however, that this Lease shall be in full force and effect both on the date of exercise of said option and on the date of commencement of the Extended Term or First Extension Term Expiration Date, as applicable.

Section 36.02.    In the event Tenant so exercises its option, all the terms, covenants and conditions of this Lease shall continue in full force and effect during each Extended Term except that the Base Rent to be paid by Tenant shall be the lessor of (i) the Base Rent for the last Lease Year of the previous term, or (ii) the fair market annual rental value of the Demised Premises, said fair market rental value to be determined as hereinafter provided. Notwithstanding anything to the contrary herein, the Base Rent to be paid by Tenant during the Extended Term shall increase annually (compounded and cumulative) at the beginning of each Lease Year during this Extended Term (including the first lease year immediately after the expiration of the primary term of this Lease) by an amount equal to the Base Rent for the last Lease Year of the primary term or immediately preceding Lease Year of the Extended Term, as applicable, by three (3%) percent plus those increases in the Base Rent during the primary term of this Lease as provided in this Lease.

Section 36.03.    The fair market annual rental value of the Demised Premises shall be such amount as the Landlord and Tenant shall agree. In the event the parties, at least five (5) months prior to the Expiration Date, fail to reach agreement as to the fair market annual rental value of the Demised Premises to be paid by Tenant during the said Extended Term, such amount shall be determined by appraisers appointed and who shall qualify and act as provided in Section 36.03 hereof. In the event the appraisers shall not have determined the fair market annual rental value of the Demised Premises prior to the Expiration Date, Tenant shall pay as Base Rent during the Extended Term the Base Rent claimed to be payable by Landlord with appropriate adjustment (if any) made between the parties when the Base Rent for the Extended Term has been determined by the appraisers.

Section 36.04.    Landlord and Tenant each shall appoint an appraiser within ten (10) days after either of them shall have requested an appraisal. If either Landlord or Tenant shall have failed to do so within a period of five (5) days after the date of the notice from the other party requesting same, then upon the request of either Landlord or Tenant, as the case may be, such other appraiser shall be appointed by the Court of Lake County located in the State of Illinois, or any successor court.

Section 36.05.    The two (2) appraisers appointed as above provided shall select a third appraiser and if they fail to do so within ten (10) days after their appointment, such third appraiser shall be appointed as above provided for the appointment of an appraiser where wither part has failed to do so;

Section 36.06.    Each appraiser shall be a person with at least ten (10) years experience in appraising real estate, or in acting as a real estate broker in the County of Lake, and who is a member in good standing of the American Institute of Real Estate Appraiser or its successor or of a like body if such institute is not in existence and has no successor and whose appraisals are generally acceptance to institutional lenders.

Section 36.07.     In determining the fair market annual rental value of the Demised Premises pursuant to this Article XXXVI, the Demised Premises shall be considered as vacant, free and clear of the terms of this Lease, containing the improvements existing therein at the time such determination is made, and in the state and condition of the Demised Premises at such time, but without regard to Tenant’s good will, Tenant’s personal property or tenant’s leasehold improvements in the Demised Premises. The appraisers shall consider all testimony and documentary evidence which may be presented at the hearing. Landlord and Tenant shall have the right to be represented by counsel and to cross-examine the witnesses. In no event shall said determination include any amount for leasehold improvements or free rent that are then being allowed to new tenants. Notwithstanding anything to the contrary contained in this Lease, in no event shall the Base Rent and Additional Rent for each Extended Term be less than the Base Rent and Additional Rent in effect as of the last Lease year of the previous term.

Section 36.08.    Wherever the word “Term” or “term” is used in this Lease, it shall be deemed to include any Extended Term in the sense of such use shall be appropriate.

Section 36.09.    The exercise by the Tenant of the renewal option granted by this Article XXXVI shall be deemed irrevocable and not subject to withdrawal.

ARTICLE XXXVII.

RIGHT OF FIRST OFFER

Section 37.01.    Tenant shall have a right of first offer on the Building (the “Right of First Offer”). If Landlord shall determine to sell the Building, Landlord shall provide written notice to Tenant (“Landlord’s Sale Notice”). Landlord’s Sale Notice shall contain the terms and conditions on which the Building would be sold, including, without limitation, the purchase price (“Purchase Price”) and closing date. The Purchase Price set forth in Landlord’s Sale Notice shall be equal to the greater of: (i) three million five hundred and No/100 ($3,500,000.00) plus an amount equal to three percent (3%) for each year after the Effective Date hereof, or (ii) the value of the Building from a fair market appraisal within six (6) months of Landlord’s Sale Notice. Tenant shall have a period of ten (10) business days after the date of delivery of Landlord’s Notice to notify Landlord (“Tenant’s Notice”), whether Tenant elects to exercise the right granted hereby to purchase the Building. Tenant’s Notice must be accompanied by earnest money in the amount of ten percent (10%) of the Purchase Price. If Tenant fails to give Tenant’s Notice to Landlord together with a check for the earnest money within the required ten (10) business day period, Tenant shall be deemed to have refused its right to purchase the Building.

Section 37.02.    In the event that Tenant shall exercise its Right of First Offer to Purchase as provided herein, Landlord and Tenant, within ten (10) business days after Tenant gives Tenant’s Notice, shall enter into a Purchase Agreement (the “Purchase Agreement”) including the terms contained in Landlord’s Sale Notice. Thereafter, the Purchase Agreement shall govern the respective rights and obligations of the parties pertaining to the purchase and sale of the Building. If the purchase and sale of the Building fails to close, then the Lease shall remain in full force and effect. Upon timely and proper exercise of the purchase option by Tenant, the Purchase Agreement shall be fully enforceable in all respects by Landlord and Tenant, subject to and in accordance with the terms and conditions thereof.

IN WITNESS WHEREOF, the parties have executed this Lease as of the date first above written.

LANDLORD:

ICY MELLON LLC

By:_____________________
Name: David M. Curry
Tenant: Authorized Signatory

TENANT:

YUNHONG CTI LTD.

By:_____________________
Name:
Tenant:

EXHIBIT A

CONTRACTOR INDEMNIFICATION AND INSURANCE REQUIREMENTS–

A.	INDEMNIFICATION

1.

To the fullest extent permitted by law, the Contractor shall indemnify , defend and hold harmless the Tenant and Landlord and their respective affiliates, partners, members, directors, directors, officers, employees, agents and representatives from and against claims, damages, losses and expenses, including but not limited to attorney’s fees, arising out of or resulting from performance of the Contractor’s Work, provided that such claim, damage, loss or expense is attributable to bodily injury, sickness, disease or death, or to injury to or destruction of tangible property (other than the Work itself), including loss of use resulting therefrom, cause in whole or in part by negligent acts or omissions of the Contractor, the Contractor’s Sub-subcontractors, anyone directly or indirectly employed by them or anyone for whose acts they may be liable, regardless of whether or not such claim, damage, loss or expense is caused in part by a party indemnified hereunder. Such obligation shall not be construed to negate, abridge, or otherwise reduce other rights or obligations of indemnity which would otherwise exist as to a party or person described in the Article A.

2.

In claims against any person or entity indemnified under this Article A by an employee of the Contractor, the Contractor’s Sub-subcontractors, anyone directly or indirectly employed by them or anyone for whose acts they may be liable, the indemnification obligation under this Article A shall not be limited by a limitation on amount or type of damages, compensation, or benefits payable by or for the Contractor or the Contractor’s Sub-subcontractors under Workers’ or Workmen’s Compensation Acts or other employee benefit acts.

3.

The obligations of the Contractor under this Article A shall not extend to the liability of the Architect, the Architect’s consultants, and agents and employees of any of them arising out of (1) the preparation or approval of maps, drawing, opinions, reports, surveys, Change Orders, designs, or specifications, or (2) the giving of or the failure to give directions or instruction by the Architect, the Architect’s consultants, and agents and employees of any of them provided such giving or failure to give is the primary cause of the injury or damage.

4.

Contractor waives all rights against Tenant and Landlord and their agents, officers, directors and employees for recovery of damages to the extent that these damages are covered by the Contractor’s Commercial General Liability Umbrella liability, business auto liability or workers compensation and employers liability maintained per insurance requirements stated herein.

B.	INSURANCE REQUIREMENTS

1.	Worker’s Compensation/Employer’s Liability/Disability

a.	Claims under Workers’ Compensation, Disability Benefits and other similar state or federal employee benefit acts which are applicable to the services to be performed by Contractor; and

b.	Claims for damages because of bodily injury, occupational sickness or disease, or death of Contractor’s employees under any applicable employer’s liability law in an amount not less than $500,000.

2.	Comprehensive Automobile Liability

a.

Claims for damages because of Bodily Injury or Death of any person or property damage arising out of ownership, maintenance or use of any motor vehicle in an amount not less than $1,000,000 Combined Single Limit; and

b.	Above to include Employer’s Non-Owned and Hired Car Coverage.

3.	Commercial General Liability (“CGL”)

a.	Claims for damages due to bodily injury or death of any person other than its employees;

b.	Claims for damages other than to the Work itself, due to injury to, or destruction of, tangible property, including loss of use therefrom; and

c.	Written on an occurrence form with limits specific to the Project of $1,000,000 per occurrence, $2,000,000 Annual Aggregate and $2,000,000 Products and Completed Operations Aggregate.

d.	Coverage in this policy shall include, but not be limited to the following:

i.	Personal Injury Liability;

ii.	Blanket contractual liability covering contractual liability assumed under this Agreement;

iii.	Employees included as additional insureds;

iv.	Broad form property damage liability;

v.	Cross Liability

vi.	Incidental medical malpractice coverage and Host Liquor;

vii.	Excavation, collapse and underground hazard; and

viii.	Products and completed operations coverage with provisions for an additional six (6) years extension after issuance of a Final Certificate of Occupancy for the Project.

ix.

The CGL policy shall be at least as broad and shall not, by endorsement or otherwise, modify or limit the coverage required pursuant to d (ii) above provided under the most recently issued Insurance Services Office (“ISO”) form of Commercial General Liability policy (ISO CG0001 12/07 edition), the consequence of which limitation or modification would have the effect of eliminating or reducing coverage for the indemnity obligations under the Agreement, including without limitation, modification of the definition of an “insured contract”, independent contractors, gravity related injuries and injuries sustained by an employee of an insured or any additional insured.

4.

Contractor’s Pollution Liability. Contractor shall provide contractor’s pollution liability insurance if the scope of Contractor’s Work, or the work of a Subcontractor of any tier, requires one or more of the following: installation (or removal) of a generator, abatement, remediation, demolition, installation (or removal) of an underground (or above ground) storage tank, or any remover, hauler, handler, disposer or storer of hazardous or regulated materials. Hazardous or regulated materials shall include, but are not limited to, asbestos, petroleum products, lead, mercury or polychlorinated biphenyls (“PCBs”). If any such scope of work includes mold/fungus remediation, then the contractor’s pollution liability insurance shall include mold/fungus liability coverage in the amount of the contractor’s pollution limits required herein. All insurance required in this paragraph shall include coverage for bodily injury and property damage liability, testing and startup, defense costs, and clean-up costs at a minimum and shall provide non-owned off-site disposal coverage if hazardous or regulated materials will be transported to a disposal site. If this is a claims-made policy, then retroactive date shall precede the start of any Work and coverage shall be renewed annually, or include an extended reporting period, for the coverage duration required in this Article. The pollution liability coverage limits required are $5,000,000 each occurrence and $5,000,000 annual aggregate.

5.

Excess (Umbrella) Liability. Contractor shall provide excess (umbrella) liability coverage with total limits specific to the Project of $5,000,000 each occurrence and in the aggregate in excess of the above noted insurances.

6.

Employer’s Liability. Contractor shall provide employer’s liability coverage with limits of not less than $1,000,000.00 and any legally mandated disability insurance for all employees at the Project Site.

7.

Deductibles. Deductible amounts for any of the insurance policies required hereby shall be subject to Owner’s approval. Any costs not covered due to self-insured retentions (“SIR’s”) or deductibles applicable to any insurance required of Contractor by this Agreement are the sole responsibility of Contractor. Contractor could be disqualified from the Project if any SIR is deemed by Owner to be excessive. Contractor shall be considered a self-insurer with respect to its additional insured obligations under paragraph for any SIR or deductible applied by its insurer to any of the Additional Insureds.

8.

Additional Insureds / Primary and Non-Contributory / Waivers of Subrogation. The insurances enumerated in Sections 1 through 7, inclusive, shall without liability on the part of the Additional Insureds (defined below) for premiums therefor, and on a primary, non-contributory basis, include the following:

a.

Endorsement as Additional Insureds: Landlord and Tenant and their respective affiliates, partners, members, directors, directors, officers, employees, agents and representatives (collectively, the Additional Insureds);

b.	Thirty (30) Day Prior Notice of Cancellation to each Additional Insured; and
c.	Waiver of subrogation in favor of the Additional Insureds, so that, in no event, shall the insurance carriers have any right of recovery against the Additional Insureds.

9.

Certificates of Insurance. Contractor shall before the commencement construction file certificates with Landlord and Tenant to show existence of all required insurance, which insurance shall be subject to Landlord’s and Tenant’s approval as to the adequacy of protection and compliance with this Agreement and the satisfactory character of the Insurer. Contractor shall also deliver to Landlord and Tenant endorsements evidencing that it has obtained the insurance coverages required hereunder. Contractor shall also deliver to Landlord and Tenant duplicate originals of the insurance policies required hereunder. Notwithstanding the foregoing, Landlord and Tenant shall have no duty to the Contractor or subcontractors or to any of its insurers or their insurance agents to review any certificates or copies of insurance furnished to the Contractor or to determine whether the terms of each certificate or policies of insurance comply with the insurance-related provisions of this Agreement.

10.

Insurer’s Qualifications. All insurance required hereunder shall be placed with reputable insurance companies licensed to do business in the State of Illinois with a minimum Best’s rating of “A”, “IX” and shall be subject to Owner’s approval.

11.

Additional Contractor Insurance. Any type of insurance or any increase of its limits of liability not described above which Contractor requires for its own protection or required by statute shall be its own responsibility and at its own expense.

12.

Contractor’s Failure to Provide Insurance. The carrying of the insurance described shall in no way be interpreted as relieving Contractor of any responsibility of liability under this Agreement. In the event Contractor fails to maintain the coverages or limits as required herein, Landlord or Tenant may, but shall not be obligated to, obtain such insurance as an agent of Contractor. Any premiums paid, therefore, by Landlord or Tenant, as the case may be, to effect such coverage shall be payable by Contractor or offset by or against the fees herein provided or payable to Contractor.

13.

Property Insurance Waiver. Contractor waives all rights against Landlord for damages caused by perils covered by Landlord’s Property insurance except such rights as it may have to the proceeds of such insurance held by Landlord. Contractor shall require similar waivers from all Subcontractors. Contractor waives all rights against Landlord for loss or damage to any equipment used in connection with the Project and covered by any property insurance. Contractor shall require similar waivers from all Subcontractors. If the policies of insurance referred to in this Paragraph require an endorsement to provide for continued coverage where there is a waiver of subrogation, the owners of such policies will cause them to be so endorsed at their expense and copies of such endorsement will be provided to Landlord and Tenant.

14.

Replacement Certificates. Not less than thirty (30) days prior to the expiration date or renewal date, Contract shall provide Landlord and Tenant with updated replacement Certificates of Insurance, amendatory riders and endorsements, and/or certified copies of insurance policies, together with evidence of payment of the premium, that clearly evidence the continuation of all of the terms and conditions of the coverage, limits of protection and scope of coverage, as was provided by the expiring Certificates of Insurance, certified copies of insurance policies and amendatory riders or endorsements, as originally supplied.

15.

Period of Coverage. All insurance required by this Appendix shall be maintained without interruption from the date of commencement of the Work throughout the completion of the work including any warranty period as provided in the Agreement. The insurance requirements set out in this Appendix are independent from all other obligations of the Contractor or subcontractors and apply whether or not required by any other provision of this Agreement.

EXHIBIT C

RULES AND REGULATIONS

1.

GENERAL RULES AND REGULATIONS: The following Rules and Regulations shall be applicable to the Building and the Demised Premises as said terms are defined in the Lease of which these Rules and Regulations are a part (hereinafter the “Lease”). Unless otherwise provided in these Rules and Regulations, all references to “tenant” or “tenants” shall be deemed to include “Tenant” as defined in the Lease. In the event of a conflict between these Rules and Regulations and the provisions of the Lease, the provisions of the Lease shall control:

a.    The sidewalks, entrances, passages, courts, elevators, vestibules, stairways, corridors and halls in the Building and Demised Premises shall not be obstructed or used for any purpose other than ingress and egress.

b.    The water and wash closets and other plumbing fixtures shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags, sanitary napkins or other substances shall be thrown therein. All damage resulting from any misuse of such closets and fixtures shall be the responsibility of the tenant which, or whose servants, employees, agents, visitors or licensees shall have caused the same.

c.    No tenant shall mark, paint, drill into, or in any way deface any part of the Building except as expressly provided in the Lease.

d.    Tenant shall not disturb or interfere, or permit its employees, agents or invitees to disturb or interfere, with (a) occupants of neighboring buildings or (b) those persons having business with said occupants, whether by blocking access to such neighboring buildings or otherwise.

e.    No tenant or any of its servants, employees, agents, visitors or licensees, shall at any time bring or keep within the Building any inflammable, combustible or explosive fluid, chemical or substance.

2.	PARKING AREA RULES AND REGULATIONS: The following Parking Area Rules and Regulations shall apply to all parking areas serving the Building and the Demised Premises.

a.    All cars must be parked entirely within the stall lines.

b.    All directional signs and arrows must be observed.

c.    The speed limit shall be ten (10) miles per hour.

d.    Parking is prohibited:

i.	in areas not striped for parking;

ii.	in aisles;

iii.	where “no parking” signs are posted;

iv.	on ramps;

v.	in cross-hatched areas; and

vi.	in such other areas as may be designated by Landlord or Landlord’s designee.

SCHEDULE A

Legal Description

Situated in the County of Lake, State of Illinois, to wit:

That part of the South 1/2 of Section 21, Township 43 North, Range 9, East of the Third Principal Meridian, described as follows:

Commencing at a point in the East line of the West 1/2 of the Southeast 1/4 of said Section 21, 691.81 feet North of the Southeast corner thereof;

thence West parallel with the South line of said Southeast 1/4 746.66 feet;

thence North parallel with the East line of the said West 1/2 of the Southeast 1/4 291.81 feet;

thence East parallel with the South line of said Southeast 1/4 746.66 feet to the East line of the West 1/2 of the Southeast 1/4;

thence South 291.81 feet to the point of beginning, in Lake County, Illinois.